                                                                 Exhibit 99.1

                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20549

                                    FORM F-2

                         ANNUAL REPORT UNDER SECTION 13
                     OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended                                FDIC Certificate Number
   December 31, 1996                                            23290

                              MEDFORD SAVINGS BANK
                (Exact name of Bank as specified in its charter)

                                  MASSACHUSETTS
         (State or other jurisdiction of incorporation or organization)

                                   04-1609330
                                (I.R.S. Employer
                               Identification No.)

                                 29 HIGH STREET
                             MEDFORD, MASSACHUSETTS
                          (Address of principal office)

                                      02155
                                   (Zip Code)

                                 (617) 395-7700
                 (Bank's telephone number, including area code)

           Securities registered under Section 12(b) of the Act: None

              Securities registered under Section 12(g) of the Act:

                                 Title of Class


                     Common Stock, par value $0.50 per share

         Indicate by check mark if disclosure of delinquent filers pursuant to item 10 is not contained herein, and will not be contained, to the best of the Bank's knowledge, in definitive proxy or information statements incorporated by reference in part III of this Form F-2 or any amendment of this Form F-2. [X]

         Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for
the past 90 days.  Yes X   No
                      ---    ---
         The aggregate market value of the voting stock held by non-affiliates of the Bank, based on the closing sale price for the Bank's Common Stock on February 20, 1997, as reported by NASDAQ, was $114,827,126.

         The number of shares outstanding of each of the Bank's classes of Common Stock, as of the latest practicable date is:

                 CLASS: COMMON STOCK, PAR VALUE $0.50 PER SHARE

                 OUTSTANDING AS OF FEBRUARY 20, 1997: 4,539,648

                       DOCUMENTS INCORPORATED BY REFERENCE


         Portions of the Medford Savings Bank Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders to be held on April 28, 1997 (Exhibit A) are incorporated by reference into Parts I and III of this Form F-2.

PART I

ITEM 1.  BUSINESS


GENERAL

Medford Savings Bank, (the "Bank"), was chartered as a Massachusetts savings bank in 1869. The Bank converted from mutual to stock form on March 18, 1986 and issued 3,680,000 shares of common stock. The Bank is principally engaged in the business of attracting deposits from the general public, originating residential and commercial real estate mortgages, consumer and commercial loans, and investing in securities on a continuous basis. The Bank is headquartered in Medford, Massachusetts, which is located approximately seven miles north of downtown Boston. The Bank principally offers its products and services through a network of sixteen banking offices located in Medford, Malden, Arlington, Belmont, Burlington, North Reading, Waltham, and Wilmington. The Bank's primary market area includes these communities as well as other cities and towns in Middlesex County and the surrounding area north of Boston.

The Bank presently has one wholly-owned subsidiary, Medford Securities Corporation ("MSC"), which became operational on March 1, 1995. MSC engages exclusively in the buying, selling, dealing in, or holding of securities.

SUPERVISION AND REGULATION

General. As a Massachusetts-chartered savings bank, the Bank is subject to comprehensive regulation and examination by the Federal Deposit Insurance Corporation (the "FDIC") which insures its deposits to the maximum extent permitted by law, and by the Commissioner of Banks of the Commonwealth of Massachusetts (the "Commissioner"). The Bank is also subject to certain requirements established by the Federal Reserve Board and is a member of the Federal Home Loan Bank of Boston.

Federal Deposit Insurance Corporation. The FDIC insures the Bank's deposit accounts to the $100,000 maximum per separately insured account. As a state-chartered, FDIC-insured savings bank, the Bank is subject to regulation, examination, and supervision by the FDIC and to reporting requirements of the FDIC. The FDIC has adopted requirements setting minimum standards for capital adequacy. Pursuant to FDIC requirements, the Bank must maintain a Tier 1 capital to risk-weighted assets ratio of 4.00% and a total capital to risk-weighted assets ratio of 8.00%. The FDIC also imposes a leverage capital ratio of at least 3.00% for the most highly rated banks and a leverage capital ratio between 4.00% and 5.00% for other banks. The Bank exceeded all applicable requirements at December 31, 1996. Furthermore, under the capital standards established pursuant to the FDIC Improvement Act of 1991 ("FDICIA"), the Bank is currently well-capitalized.

Federal Home Loan Bank System. The Federal Home Loan Bank System functions as a reserve credit source for its member financial institutions and is governed by the Federal Housing Finance Board ("FHFB"). The Bank is a voluntary member of the Federal Home Loan Bank of Boston ("FHLBB"). Members of the FHLBB are required to own capital stock that is directly proportionate to the member's home mortgage loans and borrowings from the FHLBB outstanding from time to time. FHLBB advances must be secured by specific types of collateral and may be obtained only for the purpose of providing funds for residential housing finance.

Federal Reserve Board Regulations. Regulation D promulgated by the Federal Reserve Board requires all depository institutions, including the Bank, to maintain reserves against its transaction accounts (generally, demand deposits, NOW accounts and certain other types of accounts that permit payments or transfer to third parties) or non-personal time deposits (generally, money market deposit accounts or other savings deposits held by corporations or other depositors that are not natural persons, and certain other types of time deposits), subject to certain exemptions. Because required reserves must be maintained in the form of either vault cash, a non-interest bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the amount of the institution's interest-bearing assets.

Massachusetts Commissioner of Banks. The Bank is also subject to regulation, examination and supervision by the Commissioner and to the reporting requirements promulgated by the Commissioner. Massachusetts statutes and regulations govern, among other things, investment powers, lending powers, deposit activities, maintenance of surplus and reserve accounts, the distribution of earnings, the payment of dividends, issuance of capital stock, branching, acquisitions and mergers and consolidation. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Commissioner may be subject to sanctions for noncompliance. The Commissioner may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the Bank's business in a manner which is unsafe, unsound or contrary to the depositor's interest, or been negligent in the performance of their duties.

In response to a Massachusetts law enacted in 1996, the Commissioner has proposed rules that generally would give Massachusetts banks powers equivalent to those of national banks. The Commissioner also has adopted procedures expediting branching by strongly capitalized banks.

Depositors Insurance Fund. All Massachusetts-chartered savings banks are required to be members of the Depositors Insurance Fund ("DIF"), a corporation created by the Commonwealth of Massachusetts for the purpose of insuring savings bank deposits not covered by federal deposit insurance. To the extent the Bank's deposit accounts are not insured by federal insurance, such deposits are insured by the DIF.

Federal Deposit Insurance Corporation Improvement Act of 1991. FDICIA made extensive changes to the federal banking laws. Among other things, FDICIA requires federal bank regulatory agencies to take prompt corrective action to address the problems of, and imposes significant restrictions on, under-capitalized banks. With certain exceptions, FDICIA prohibits state banks from making equity investments and engaging, as principals, in activities which are not permissible for national banks, such as insurance underwriting. FDICIA required banks to divest any impermissible equity investments by December 19, 1996. FDICIA also amends federal statutes governing extensions of credit to directors, executive officers and principal shareholders of banks, savings association and their holding companies, limits the aggregate amount of depository institutions' loans to insiders to the amount of the institution's unimpaired capital and surplus, restricts depository institutions that are not well capitalized from accepting brokered deposits without an express waiver from the FDIC, and imposes certain advance notice requirements before closing a branch office. Pursuant to the FDICIA, the FDIC has adopted a framework of risk-based deposit insurance assessments that take into account different categories and concentrations of bank assets and liabilities.

Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), different types of interstate transactions and activities will be permitted, each with different effective dates. Interstate transactions and activities provided for under the law include: (i) bank holding company acquisitions of separately held banks in a state other than a bank holding company's home state; (ii) mergers between banks with different home states, including consolidations of affiliated banks; (iii) establishment of interstate branches either de novo or by branch acquisition; and (iv) affiliate banks acting as agents for one another for certain banking functions without being considered a "branch". In general, subject to certain limitations, nationwide interstate acquisitions are now permissible, irrespective of state law limitations other than limitations related to deposit concentrations and bank age requirements. Interstate mergers will be permissible on June 1, 1997, unless a state either passes legislation either to prevent or to permit the earlier occurrence of interstate mergers. States may at any time enact legislation permitting interstate branching either de novo or through acquisition. Affiliated banks may act as agents for one another beginning one year after enactment. Each of the transactions and activities must be approved by the appropriate federal bank regulator, with separate and specific criteria established for each category.

In 1996, Massachusetts enacted interstate banking laws in response to Riegle-Neal. The laws permit, subject to certain deposit and other limitations, interstate acquisitions, mergers and branching on a reciprocal basis. The new interstate banking law is likely to make it easier for out-of-state institutions to attempt to purchase or otherwise acquire or to compete with the Bank in Massachusetts, and similarly makes it easier for Massachusetts banks to compete outside the state.

Community Reinvestment Act. The Community Reinvestment Act of 1974, as amended (the "CRA"), was enacted to encourage every financial institution to help meet the credit needs of its entire community, including low and moderate income neighborhoods, consistent with its safe and sound operation. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the purposes of the CRA. The federal banking agencies jointly issued final CRA regulations. Under the regulations, the twelve-point system of assessment factors is replaced by lending, service and investment performance-based tests.

OTHER ACTIVITIES

The Bank owns stock in The Savings Bank Life Insurance Company of Massachusetts. The Bank sells life insurance and tax-deferred annuities and sold over $1.7 million in SBLI annuities in 1996, making it the top seller of this product in Massachusetts. In addition, the Bank makes available mutual funds and other investment products through a third-party company.

The Bank provides safe deposit services at nine of its branches.

The Bank originates 30-year, fixed-rate, residential 1-4 family loans in a correspondent relationship with Chase Manhattan Mortgage Corporation, whereby the Bank originates the loans for Chase Manhattan Mortgage Corporation in exchange for an origination fee.

COMPETITION

The Bank faces substantial competition for loan origination and for the attraction and retention of deposits. Competition for loan origination arises primarily from commercial banks, other thrift institutions, credit unions and mortgage companies. The Bank competes for loans on the basis of product variety and flexibility, competitive interest rates and fees, service quality and convenience.

Competition for the attraction and retention of deposits arises primarily from commercial banks, other thrift institutions, and credit unions having presence within and around the market area served by the Bank's main office and its community branch and ATM network. There are approximately 200 of these financial institutions in the Bank's market area. In addition, the Bank competes with regional and national firms which offer stocks, bonds, mutual funds and other investment alternatives to the general public. The Bank competes on its ability to satisfy such requirements of savers and investors as product alternatives, competitive rates, liquidity, service quality, convenience, and safety against loss of principal and earnings.

Management believes that the Bank's emphasis on personal service and convenience, coupled with active involvement within the communities it serves, contribute to its ability to compete successfully.

EMPLOYEES

As of December 31, 1996, the Bank employed 211 full time staff including 34 officers, and 91 part-time staff. None of the Bank's employees is represented by a labor union.


ITEM 2. PROPERTIES


All of the Bank's branches located in Medford, (except for the West Medford branch), the branch located in Arlington, and the Malden Center, Maplewood and Oak Grove branches located in Malden are owned by the Bank. All other branches are leased from unrelated third parties. The Bank also owns a building that houses the Bank's finance department, an office building that formerly was a Bank branch and is currently available for sale, and an office building currently housing the Bank's lending and certain administrative offices. Additional space in this building is leased to third parties, and the remainder is available for the Bank's expansion needs. On January 13, 1997, the Bank signed an agreement to purchase an office building in Medford. This building is located between the main branch office in Medford and the lending and administrative office building. The Bank also signed an agreement on January 21, 1997 to purchase a tract of land in the City of Tewksbury with plans to construct a new branch office. Subject to the foregoing, the Bank believes that its properties are adequate for its present needs.

The Bank has also acquired properties through foreclosure which are presently being marketed by local real estate brokers or the Bank's lending staff.

ITEM 3. LEGAL PROCEEDINGS

There are no material legal proceedings to which the Bank is a party or to which any of its property is subject, although the Bank is a party to ordinary routine litigation incidental to its business.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by this item is incorporated herein by reference to the section captioned "Ownership by Management and Other Stockholders" of the Proxy Statement for the Annual Meeting of Stockholders to be held on April 28, 1997 (the "Proxy Statement").

                                     PART II


ITEM 5. MARKET FOR BANK'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

The Bank's common stock is quoted on the NASDAQ National Market System under the symbol "MDBK". The following table sets forth cash dividends declared on common stock and the high and low closing prices for the quarters indicated. All prices set forth below are based on information provided by the National Association of Securities Dealers, Inc.

                                                    Common Stock Prices
                                                    -------------------                 Dividends Declared
                                                High                  Low                   Per Share
                                                ----                  ---                   ---------
         1996  1st quarter                     $24 1/4               $20                    $0.17
               2nd quarter                      23 1/4                19 3/4                 0.17
               3rd quarter                      24 1/2                20 3/4                 0.17
               4th quarter                      27                    23                     0.32

         1995  1st quarter                     $17 1/2               $13 1/2                $0.14
               2nd quarter                      18 3/4                16                     0.15
               3rd quarter                      23                    18 3/4                 0.15
               4th quarter                      22 1/2                20 1/2                 0.27

At December 31, 1996, according to the Bank's transfer agent, the Bank had approximately 1,221 record holders of its common stock.

The declaration of future dividends is subject to future operating results, financial conditions, tax and legal considerations and other factors. FDICIA limits the ability of undercapitalized insured banks to pay dividends. Moreover, under Massachusetts law, a stock-form savings bank may pay dividends only out of its net profits and only to the extent such dividends do not impair the bank's capital and surplus accounts. Provided that the bank can meet these requirements, Massachusetts law permits a bank to distribute net profits as a dividend so long as, after such distribution, either (i) the bank's capital and surplus accounts equal at least 10% of its deposit liabilities or (ii) the bank's surplus account equals 100% of its capital account, subject to certain exceptions. Under FDIC regulations, the Bank would be prohibited from declaring dividends, if among other things, it was not in compliance with applicable regulatory capital requirements. If there is no surplus, dividends may be paid out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Funds held by the Bank are available for various corporate uses, including the payment of future dividends.


                  (Remainder of page intentionally left blank)

ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA

                                                                             At December 31,
                                                    ------------------------------------------------------------------
(Dollars in thousands, except per share data)          1996            1995         1994          1993          1992
                                                    ----------      --------      --------      --------      --------
BALANCE SHEET DATA
Total assets                                        $1,039,098      $955,933      $915,055      $831,939      $831,440
Investment securities                                  424,966       363,599       332,248       294,390       280,859
Loans, net                                             560,855       529,424       523,125       478,632       483,614
Deposits                                               792,141       791,851       791,780       735,753       741,683
Stockholders' equity                                    92,521        86,076        76,363        71,352        67,964
Book value per share, excluding treasury shares          20.40         19.46         17.37         16.45         15.37
Stockholders' equity to total assets                      8.90%         9.00%         8.35%         8.58%         8.17%
Number of offices                                           16            16            15            12            13

--------------------------------------------------------------------------------

                                                                                   Years Ended December 31,
                                                      ----------------------------------------------------------------------------
(Dollars in thousands, except per share data)               1996           1995            1994            1993             1992
                                                          -------        -------        --------         -------        ----------
STATEMENT OF OPERATIONS DATA
Interest and dividend income                              $68,711        $64,405        $ 55,401         $55,868        $   60,189
Interest expense                                           36,462         32,724          24,523          25,642            33,481
                                                          -------        -------        --------         -------        ----------
    Net interest income                                    32,249         31,681          30,878          30,226            26,708
                                                          -------        -------        --------         -------        ----------
Provision for loan losses                                     215            772             583           2,110             4,157
Other income:
    Gain (loss) on investment securities, net                 413             96             (65)            753             1,720
    All other income                                        2,902          3,050           2,960           2,383             2,551
                                                          -------        -------        --------         -------        ----------
          Total other income                                3,315          3,146           2,895           3,136             4,271
                                                          -------        -------        --------         -------        ----------
Operating expenses                                         18,075         18,169          19,645          19,418            19,270
                                                          -------        -------        --------         -------        ----------
Income before income taxes and cumulative
    effect of change in accounting principle               17,274         15,886          13,545          11,834             7,552
Provision for income taxes                                  6,845          6,463           5,292           4,665             3,508
                                                          -------        -------        --------         -------        ----------
Income before cumulative effect of change in
    accounting principle                                   10,429          9,423           8,253           7,169             4,044
Cumulative effect of change in method of accounting
    for income taxes                                           --             --              --              --             1,379
                                                          -------        -------        --------         -------        ----------
Net income                                                $10,429        $ 9,423        $  8,253         $ 7,169        $    5,423
                                                          =======        =======        ========         =======        ==========
Primary earnings per share:
    Income before cumulative effect of change in
        accounting principle                              $  2.21        $  2.02        $   1.78         $  1.57        $     0.87
    Cumulative effect of change in method of
        accounting for income taxes                            --             --              --              --              0.30
                                                          -------        -------        --------         -------        ----------
    Net income                                            $  2.21        $  2.02        $   1.78         $  1.57        $     1.17
                                                          =======        =======        ========         =======        ==========
Fully diluted earnings per share:
    Income before cumulative effect of change in
        accounting principle                              $  2.20        $  2.01        $   1.78         $  1.56        $     0.86
    Cumulative effect of change in method of
       accounting for income taxes                             --             --              --              --              0.29
                                                          -------        -------        --------         -------        ----------
    Net income                                            $  2.20        $  2.01        $   1.78         $  1.56        $     1.15
                                                          =======        =======        ========         =======        ==========
Cash dividends declared per share                         $  0.83        $  0.71        $   0.62         $  0.50        $     0.32
                                                          =======        =======        ========         =======        ==========
SELECTED RATIOS
    Return on average assets                                 1.05%          1.01%           0.95%           0.87%             0.65%
    Return on average equity                                11.72          11.52           11.14           10.21              8.03
    Average equity to average assets                         8.98           8.75            8.53            8.49              8.12
    Weighted average rate spread                             3.00           3.20            3.50            3.64              3.21
    Net yield on average earning assets                      3.39           3.54            3.74            3.86              3.48
    Dividend payout ratio                                   37.56          35.15           34.83           31.85             27.35

--------------------------------------------------------------------------------

On May 6, 1994, the Bank acquired certain assets and assumed certain liabilities of the former Commercial Bank and Trust Company ("CBTC").

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


This Form F-2 contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those projected in the forward-looking statements as a result, among other factors, of changes in general, national or regional economic conditions, changes in loan default and charge-off rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in interest rates, and changes in the assumptions used in making such forward-looking statements.

The following discussion should be read in conjunction with the accompanying consolidated financial statements and selected consolidated financial data included within this report.

                                    GENERAL

The Bank's net income is primarily attributable to its level of net interest income, which represents the difference between interest and dividend income earned on earning assets and interest paid on deposits and other borrowed money. The main components of the Bank's earning assets are loans, investment securities and short-term investments. Interest-bearing deposits include NOW, savings, money market and term certificates of deposit. The net interest income performance of the Bank is significantly affected by general economic conditions, by the Bank's corporate strategies, its asset/liability management, tactical programs and by the policies of regulatory authorities. Sources of non-interest income such as loan servicing fees, gains/losses on sales of investment securities and other fees derived from various banking services contribute positively to the Bank's results. The principal operating expenses of the Bank are salaries and employee benefits, occupancy and equipment expenses, data processing expenses, deposit insurance premiums, amortization of intangibles, advertising and marketing and other general and administrative expenses. In recent years, operating results have been significantly affected by declining deposit insurance premiums. As the Bank continued to experience positive trends in credit quality during 1996, the provision for loan losses was reduced. In 1995, the Bank successfully disposed of certain foreclosed real estate and recorded a net gain on sales. A net loss on foreclosed real estate was recorded in 1996.

In 1996, the Bank invested approximately $1.7 million in the purchase and installation of a new loan and deposit processing system. The one-time expenses charged to operations in 1996 to convert to the new system were approximately $378,000.

The Bank achieved record net income of $10,429,000, an increase of $1,006,000, or 10.7% compared to net income of $9,423,000 for 1995. Earnings per share for 1996 were $2.21 ($2.20 on a fully-diluted basis) compared with $2.02 ($2.01 on a fully diluted basis) for 1995, an increase of 19 cents or 9.4% compared to the previous year.

Total assets increased 8.7% from $956.0 million at December 31, 1995 to $1.04 billion at December 31, 1996. Total deposits were $792.1 million at December 31, 1996, a slight increase from $791.9 million at December 31, 1995. Stockholders' equity increased 7.5% to $92.5 million at December 31, 1996 representing a book value of $20.40 per share, up from $19.46 at December 31, 1995. The Bank's capital to assets ratio at December 31, 1996 was 8.90%, exceeding all regulatory requirements.


                               FINANCIAL CONDITION

INVESTMENT PORTFOLIO

The investment policy of the Bank is structured to provide an adequate level of liquidity in order to meet anticipated deposit outflows, normal working capital needs and expansion of the loan portfolio with guidelines approved by the Board of Directors while earning market returns. Accordingly, the majority of investments are in shorter-term government, agency, or high-quality (rated "A" or better) corporate securities. Investment bonds purchased generally have maturities of three years or less. At December 31, 1996, 28.6% of the investment portfolio will mature or reprice within one year, 85.8% within three years, and 97.3% within 5 years. Although the emphasis on short-term and medium-term investments reduces the overall yield, this strategy is in accordance with the Bank's desire to minimize interest rate risk.

Investment securities increased 16.9% from $363.6 million at December 31, 1995 to $425.0 million at December 31, 1996. The increase was primarily in U.S. government and federal agency obligations, in addition to corporate bonds designated as "available for sale". During 1996, the Bank implemented a strategy using the investment portfolio to increase earning assets and generate higher levels of interest income.

Investments in debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and reflected at amortized cost. All other marketable investment securities are classified as "available for sale" and reflected on the balance sheet at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. As of December 31, 1996, the net unrealized loss on investments classified as "available for sale" was $423,000 and the net unrealized gain on investments classified as "held to maturity" was $255,000.

In November 1995, the Financial Accounting Standards Board issued guidance allowing a one-time reassessment of an entity's investment classifications during the period November 15, 1995 to December 31, 1995. As a result, the amortized cost of securities held to maturity that were transferred to available for sale amounted to $26,987,000 and the related unrealized loss amounted to $206,000.

In addition, the Bank also held limited amounts of equity securities subject to the investment limitations imposed by FDICIA and the Commissioner.

The following table sets forth certain information concerning the investment portfolio at carrying value:

                                                              At December 31,
                                                 --------------------------------------
                                                   1996           1995           1994
                                                 --------       --------       --------
                                                             (In thousands)
Investment securities:
    Debt securities:
        U.S. Government and federal agency       $224,519       $193,106       $210,787
        Mortgage-backed securities                 27,814         32,780         22,619
        State and municipal                            89            232            323
        Corporate bonds                           159,892        126,545         93,447
    Equity securities                              12,652         10,936          5,072
                                                 --------       --------       --------

Total investment securities                      $424,966       $363,599       $332,248
                                                 ========       ========       ========

The following table sets forth the maturity distribution of debt securities (excluding mortgage-backed securities) at carrying value, with related weighted average yields:

                                                                 At December 31, 1996
                                  ----------------------------------------------------------------------------------
                                            Weighted                         Weighted                       Weighted
                           Within            Average     Over 1 Year          Average    Over 5 Years        Average
                           1 Year             Yield       to 5 Years           Yield      to 10 Years         Yield
                           ------             -----       ----------           -----      -----------         -----
                                                                (Dollars in thousands)
U.S. Government and
    federal agency        $ 46,871             6.59%       $168,802             6.01%       $  8,846             6.41%
State and municipal             89             6.75              --               --              --               --
Other                       49,995             6.24         109,897             6.28              --               --
                          --------                         --------                         --------

                          $ 96,955                         $278,699                          $ 8,846
                          ========                         ========                          =======

Tax-exempt obligations of states and municipalities are shown at their actual yields rather than on a tax equivalent basis.

At December 31, 1996, there was one obligation of an issuer other than the U. S. Government or its agencies for which the aggregate book values and market values of $10.0 million, exceeded 10 percent of the Bank's total stockholders' equity.

LOAN PORTFOLIO

The Bank offers a variety of lending products, including fixed-rate and adjustable-rate residential mortgages, equity lines of credit, fixed-rate and adjustable-rate commercial mortgages, construction loans, consumer loans, student loans, and commercial business loans. As a portfolio lender, the Bank retains all newly originated loans except for 30-year, fixed-rate residential loans. The 30-year, fixed-rate residential loan is offered whereby the Bank originates the loan for a correspondent and collects an origination fee.

Real estate and commercial loan originations are initiated by the Bank's officers and lending personnel from a number of sources including referrals from realtors, builders, attorneys, and customers. Direct mail to existing and potential customers is used to solicit other loan services. Advertising media is also used to promote loans. The Bank employs on-the-road originators and pays them commissions for loan originations. Applications for residential and consumer loans are accepted at all of the Bank's locations and are referred to the main office for processing.

The Bank has lending policies in place which are intended to control credit risk inherent in the origination and retention of loans in portfolio. Among other considerations, these policies delineate the Bank's geographic market region, and establish credit procedures and acceptable loan-to-value ratios for all loans. Additional specific policies are in effect for commercial and commercial real estate loans.

Management expects continued intense competition for loans, especially given moderate growth forecasts for the regional economy. Within this framework, the Bank created the necessary infrastructure in 1995 and 1996 to facilitate commercial and commercial real estate portfolio growth. Through an intensified calling program, commercial lenders are now offering a range of loan products to small-to-middle market companies in a variety of industries, and have initiated new marketing efforts for asset-based lending opportunities.

Composition of portfolio. The following table shows the composition of the loan portfolio by type of loan:

                                                                At December 31,
                                                  -------------------------------------------
                                                     1996            1995             1994
                                                  ----------       ---------        ---------
                                                                (In thousands)
Commercial loans                                  $  11,014        $   9,075        $  10,270
Construction loans, net of unadvanced funds           8,719            8,591            7,577
Loans secured by real estate:
    Residential *                                   380,627          353,172          350,013
    Commercial                                      123,158          125,771          125,190
    Second mortgages                                  1,928            2,175            2,441
    Equity lines of credit                           21,169           20,819           20,080
Consumer loans                                       20,548           16,710           14,396
                                                  ---------        ---------         --------
                                                    567,163          536,313          529,967
Add:  Net premium on loans acquired                     354              504              648
          Net deferred costs                            569               73               49
Less: Allowance for loan losses                      (7,231)          (7,466)          (7,539)
                                                  ---------        ---------         --------

                    Loans, net                    $ 560,855        $ 529,424        $ 523,125
                                                  =========        =========         ========


* Residential first mortgages represent qualified collateral under a blanket lien securing FHLBB borrowings. See "Borrowings" for a more detailed explanation of this lien.

The following table presents the maturity distribution of commercial and construction loans at December 31, 1996:

                                                Maturities
                        ---------------------------------------------------------
                         1 Year            Over 1 Year      Over
                         or Less           to 5 Years      5 Years        Total
                        ---------         -------------   ---------     ---------
                                                (In thousands)
Commercial loans         $6,524              $3,445        $1,045        $11,014
Construction loans        8,719                 --            --           8,719



Generally, construction loans provide for payments of interest only during the construction period, and then payments of principal and interest throughout the life of the loans. In all cases, these loans have adjustable interest rates.

Commercial loans with maturities of over one year will be subject to interest rate adjustment or maturity according to the following schedule:

                              Scheduled Maturity or Rate Adjustment
                             ----------------------------------------
                             Over 1 Year       Over
                              to 5 Years      5 Years          Total
                             -------------   ---------       --------
                                          (In thousands)

Predetermined rates             $ 1,261        $   39         $1,300
Adjustable rates                  2,184         1,006          3,190
                                -------        ------         ------

                                $ 3,445        $1,045         $4,490
                                =======        ======         ======



NON-PERFORMING ASSETS

It is the Bank's general policy to discontinue the accrual of interest on loans over 90 days past due. Interest accrual ceases, and all previously accrued but unpaid interest is reversed, when a loan is placed on non-accrual status. At the option of management, a loan may be placed on non-accrual status prior to being 90 days past due if the collection of future interest and principal is, in the opinion of management, doubtful.

On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan." Under this Statement, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. All of the Bank's loans which have been identified as impaired have been measured by the fair value of existing collateral. When impaired loans become 90 days or more delinquent, they are maintained on non-accrual status whereby interest income is recognized only when received. The restatement of previously issued financial statements to conform with SFAS No. 114 is expressly prohibited. The Bank does not apply SFAS No. 114 to individual consumer loans which are collectively evaluated for impairment.

The following table sets forth information with respect to non-accrual loans, restructured loans and foreclosed real estate at the dates indicated. The Bank did not have any loans 90 days or more past due and still accruing at the dates indicated.

                                                                       At December 31,
                                                            ------------------------------------
                                                             1996           1995           1994
                                                            ------         ------         ------
                                                                       (In thousands)
Impaired loans accounted for on a non-accrual basis         $2,752         $4,239          $ n/a
Other loans accounted for on a non-accrual basis               687             82          1,740
Troubled debt restructurings                                   n/a            n/a            829
Foreclosed real estate                                         276            350          1,444
                                                            ------         ------         ------
                                                            $3,715         $4,671         $4,013
                                                            ======         ======         ======



At December 31, 1996, $687,000 of loans were 90 days or more past due but were not considered impaired. Management expects the two commercial real estate borrowers involved to resume scheduled payments of principal and interest in accordance with the contractual terms of the loan agreements.

The balance of in-substance foreclosures that would have been restated and classified as impaired loans in accordance with SFAS No. 114 at December 31, 1994 was $302,000. The increase in non-accrual loans in 1995 was primarily attributable to the death of a commercial real estate borrower. Subsequent to the borrower's death, the debt was assumed by a new borrower and loan performance resumed.

Loans accounted for on a non-accrual basis at December 31, 1996 had gross interest income of $307,000 that would have been recorded during 1996 if the loans had remained current in accordance with original terms. The amount of interest income on such loans that was included in net income for the period was $131,000.

The Bank's holdings of foreclosed real estate decreased from $350,000 at December 31, 1995 to $276,000 at December 31, 1996 as the Bank continued to dispose of such properties.


ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through a provision for loan losses charged through the statement of income. Assessing the adequacy of the allowance for loan losses involves substantial uncertainties and is based on management's evaluation of the amount required to absorb estimated losses inherent in the loan portfolio after weighing various factors. Among the factors that management considers are the quality of specific loans, risk characteristics of the loan portfolio, level of non-performing loans, current economic conditions, trends in delinquency and charge-offs and collateral value of the underlying security. Ultimate losses may vary significantly from current estimates.

Quarterly reviews of the loan portfolio are performed to identify loans for which specific allowance allocations are considered prudent. After specific allocations are made, a review is made to determine whether the remaining unallocated portion of the allowance is adequate to cover possible unidentified loan losses.

The Bank recorded a provision for loan losses for the year ended December 31, 1996 of $215,000, compared with $772,000 for the year ended December 31, 1995. At December 31, 1996, the allowance for loan losses totaled $7.2 million or 210.3% of non-accrual loans at that date, compared with $7.5 million or 172.8% of non-accrual loans at December 31, 1995. Non-accrual loans at December 31, 1996 were $3.4 million or 0.61% of total net loans, compared with $4.3 million or 0.82% of total net loans at December 31, 1995.

An analysis of the allowance for loan losses is presented in the following table:

                                                                              At December 31,
                                                                  -------------------------------------
                                                                     1996          1995         1994
                                                                  ----------    ----------   ----------
                                                                               (In thousands)
Allowance for loan losses, beginning of year                       $   7,466     $   7,539    $   7,007
                                                                  ----------    ----------   ----------
Loans charged-off     --- Residential real estate                        (64)          (66)       (267)
                      --- Commercial real estate                        (656)         (884)         --
                      --- Consumer                                       (89)          (28)         (34)
                      --- Commercial                                     (21)         (100)          (8)
Recoveries            --- Residential real estate                          7           104          218
                      --- Commercial real estate                         348           102           35
                      --- Consumer                                         8            10            5
                      --- Commercial                                      17            17          --
                                                                  ----------    ----------   ----------
Net charge-offs                                                         (450)         (845)         (51)
                                                                  ----------    ----------   ----------
Provision for loan losses, charged to operations                         215           772          583
                                                                  ----------    ----------   ----------
Allowance for loan losses, end of year                             $   7,231     $   7,466    $   7,539
                                                                  ==========    ==========   ==========

Ratio of net charge-offs to average loans                               0.08%         0.16%        0.01%
                                                                  ==========    ==========   ==========



An analysis of the allocation of the allowance for loan losses is presented in the following table:

                                                                   At December 31,
                                  -----------------------------------------------------------------------------------
                                            1996                         1995                        1994
                                  -------------------------    ------------------------    --------------------------
                                                  Percent                     Percent                      Percent
                                                  of Loans                    of Loans                     of Loans
                                                  To Total                    To Total                     To Total
                                    Amount         Loans         Amount        Loans         Amount         Loans
                                  ----------    -----------    ---------    -----------    ----------    ------------
                                                               (Dollars in thousands)
Residential real estate            $   1,179          71.23%   $   1,036          70.17%   $    2,669          70.29%
Commercial real estate                 5,711          21.68        6,118          23.43         4,553          23.62
Construction                             131           1.53          129           1.60           114           1.43
Consumer                                  44           3.62           47           3.11            49           2.72
Commercial                               166           1.94          136           1.69           154           1.94
                                  ----------    -----------    ---------    -----------    ----------    -----------

Total                              $   7,231         100.00%   $   7,466         100.00%   $    7,539         100.00%
                                  ==========    ===========    =========    ===========    ==========    ===========



While management considers the allowance for loan losses to be adequate at December 31, 1996, there is no assurance that additional charge-offs and provisions will not be necessary in 1997. The provision for loan losses during 1997 will depend primarily on market conditions and the Bank's actual experience.

LOAN CONCENTRATIONS

Other than the focus of the Bank's lending activities to its market area, the Bank does not have a concentration of loans exceeding 10% of total loans at the end of 1996.

DEPOSITS

Deposits historically have been the Bank's primary source of funds. The Bank offers a wide variety of deposit programs to attract both short-term and long-term deposits from individuals, partnerships and corporations, non-profits and municipalities. Deposit products include regular savings accounts, NOW accounts, money market deposit accounts, individual retirement accounts, term certificates, and retail and commercial demand deposit accounts. The Bank also solicits corporate and municipal jumbo term deposits.

The Bank's Retail Banking Division places emphasis on sales of its products and quality of service to attract and retain customers. Management measures the sales performance of platform personnel in terms of cross-sales of additional products above the primary product which the customer requests. Platform personnel are evaluated in part, based on a cross-sell ratio which is the total number of these additional products sold to a customer divided by the number of customers. For 1996 this cross-sell ratio was 2.03, meaning for each customer "buying" one product, the customer was "sold" a total of 2.03 products, or approximately two products per customer.

The Bank utilizes products and services such as its FREEDOM 55(TM) mature market program targeted to particular market segments to attract depositors interested in long-term savings and to create multiple account relationships with these depositors. Management believes that the customers attracted to these programs have an increased sense of loyalty to the Bank, and accordingly, the funds deposited into these programs are less volatile than other deposits.

While deposit flows are by nature unpredictable, management controls the Bank's deposit growth through selective pricing and sales oriented marketing programs. Deposit levels and the mix of deposits have remained fairly stable from December 31, 1995 to December 31, 1996. The average deposit balances as shown in the table below, however, are indicative of a shift in the deposit mix from 1994 to 1995, as the Bank experienced disintermediation from regular savings deposits and money market deposits to certificates of deposits. The Bank's strategy was to maintain stable deposit rates and to grow deposit levels through selective promotions. To increase core deposits, the Bank has been promoting its "ComboPlus" account which combines a statement savings and a demand account into one convenient account. This account has contributed to an increase in statement savings and checking deposits. The low interest rate environment, coupled with continued strength in the stock market and mutual funds presented management with the challenge of attracting and retaining deposits.

Total deposits were $792.1 million at December 31, 1996, a slight increase over $791.9 at December 31, 1995 and $791.8 million at December 31, 1994.

The following table indicates the balances in various deposit accounts at the end of each reported period:

                                                            At December 31,
                                             ----------------------------------------------
                                                 1996             1995            1994
                                             -------------    -------------    ------------
                                                              (In thousands)
Demand accounts                              $      40,124    $      36,427    $     37,867
NOW accounts                                        60,839           63,248          64,243
Savings and money market accounts                  315,771          314,813         371,630
Term certificates                                  375,407          377,363         318,040
                                             -------------    -------------    ------------
                                             $     792,141    $     791,851    $    791,780
                                             =============    =============    ============


The following table sets forth the average deposits of the Bank with related average rates paid during each reported period:

                                                     1996                        1995                      1994
                                          -------------------------   ------------------------   -------------------------
                                           Average          Rate       Average          Rate      Average          Rate
                                           Balance          Paid       Balance          Paid      Balance          Paid
                                          ---------       ---------   ---------       --------   ---------       ---------
                                                                  (Dollars in thousands)
Demand accounts                           $ 30,935            - %     $ 25,752            - %    $ 26,315            - %
NOW accounts                                61,317          1.10        62,178          1.47       59,921          1.50
Savings and money market deposits          316,498          2.80       334,739          2.68      398,027          2.56
Term certificates                          378,680          5.52       357,031          5.32      279,660          4.31

Included in term certificates of deposit are certificates having balances of $100,000 or more. At December 31, 1996, such term certificates had the following maturities:

                                                     At December 31, 1996
                    ---------------------------------------------------------------------------------------
                      3 Months       Over 3 Months       Over 6 Months           Over
                      or Less         to 6 Months         to 12 Months         12 Months          Total
                    ------------    ----------------   ------------------    -------------    -------------
                                                        (In thousands)
                    $     15,565    $          6,620   $           12,499    $      11,880    $      46,564



BORROWED FUNDS

The Bank is a voluntary member of the FHLBB. As such, the Bank may borrow up to its qualified collateral, as defined by the FHLBB.

The Bank has selectively borrowed funds from the FHLBB to fund purchases of loans or large loan originations in addition to purchases of mortgage-backed securities. Short-term borrowings typically fund purchases or originations of one-year adjustable-rate loans, or are used to meet the Bank's daily liquidity needs. Long-term debt typically funds purchases of three-year adjustable-rate residential mortgage loans or the origination of certain commercial real estate loans. The Bank also enters into repurchase or reverse repurchase agreements with a number of authorized brokers as an alternative source of funds. Securities sold under agreements to repurchase are borrowings that mature within one year and are secured by U.S. government obligations. Total borrowed funds increased to $148.5 million at December 31, 1996 from $72.4 million at December 31, 1995.





                  (Remainder of page intentionally left blank)

The following table presents, by category, the borrowings of the Bank for the reported periods:


                                                                              At December 31,
                                                                  ----------------------------------------
                                                                     1996           1995           1994
                                                                  ----------     ----------     ----------
                                                                            (Dollars in thousands)
Short-term borrowings:
    FHLBB advances                                                $   30,000     $   20,000     $       59
    Federal Reserve Bank of Boston advances                            1,233            --             --
    Securities sold under agreements to repurchase                    49,584         20,281         16,866
                                                                  ----------     ----------     ----------
    Total short-term borrowings                                   $   80,817     $   40,281     $   16,925
                                                                  ==========     ==========     ==========

    Weighted average rate                                               5.82%          5.92%          6.27%
    Average balance of short-term borrowings during
        the year                                                  $   49,123     $   34,594     $     5,942
    Weighted average rate paid on short-term
        borrowings during the year                                      5.37%          6.17%          4.17%
    Maximum amount outstanding at any month-end
        during the year                                           $   80,817     $   42,406     $   16,925

Long-term debt:
    FHLBB advances                                                $   67,647     $   32,147     $   25,247
                                                                  ==========     ==========     ==========

    Weighted average rate                                               6.10%          6.19%          5.59%
    Average balance of long-term debt during the year             $   55,276     $   29,307     $   20,972
    Weighed average rate paid on long-term
        debt during the year                                            6.14%          5.88%          5.29%
    Maximum amount outstanding at any month-end
        during the year                                           $   68,647     $   32,147     $   25,647




STOCKHOLDERS' EQUITY

The Bank's capital to assets ratio was 8.90% at December 31, 1996, compared to 9.00% at December 31, 1995. The Bank's capital ratios at December 31, 1996 and 1995 exceeded all regulatory requirements. Book value at December 31, 1996 was $20.40 per share, compared with $19.46 per share at December 31, 1995. (See "Liquidity and Capital Resources.")

                              RESULTS OF OPERATIONS
GENERAL


In 1996, the Bank reported consolidated net income of $10.4 million, or $2.21 per share, as compared to net income of $9.4 million, or $2.02 per share, in 1995 and net income of $8.3 million, or $ 1.78 per share, in 1994. Fully diluted earnings per share were $2.20, $2.01, and $1.78 for 1996, 1995 and 1994, respectively. 1996 consolidated net income increased 11% over 1995 and 26% over 1994 while return on assets was 1.05% in 1996 as compared to 1.01% in 1995 and
 .95% in 1994. The Bank's return on equity was 11.72% in 1996 as compared to 11.52% in 1995 and 11.14% in 1994.

The increased earnings in 1996 when compared to 1995 reflect a slight increase in net interest income, a reduction in the provision for loan losses as loan quality improved and increased securities gains.

When determining "core" operating expenses, net gains and losses from foreclosed real estate and one-time expenses are excluded. In 1996, the Bank incurred $378,000 of one-time expenses concurrent with the purchase and installation of a new loan and deposit processing system which is expected to enhance customer service and improve management information. A total of $1.7 million was invested in 1996 in this new system and is represented by hardware and software which was capitalized. As shown in the following schedule, the exclusion of the aforementioned gains and losses and these one-time expenses reveals a "core" operating expense reduction of $806,000 between 1996 and 1995. This reduction arises, in large part, from the virtual elimination in 1996 of deposit insurance expense.

                                                              Years Ended December 31,
                                                            ---------------------------
                                                              1996              1995          Change
                                                            ---------       -----------     ----------
                                                                      (Dollars in thousands)
Operating expenses as reported                              $ 18,075          $18,169         $ (94)
    Less:  Losses on foreclosed real estate, net                 (65)            --             (65)
    Plus:  Gains on foreclosed real estate, net                 --                269          (269)
    Less:  One-time expenses for systems conversion             (378)            --            (378)
                                                            --------          -------         -----

"Core" operating expenses                                   $ 17,632          $18,438         $(806)
                                                            ========          =======         =====

Deposit insurance                                           $     13          $   927         $(914)
                                                            ========          =======         =====



Ongoing control of 1995 operating expenses, aided by the FDIC insurance assessment reduction, foreclosed real estate recoveries, and continued growth in net interest income resulting from an increase in average earning assets, were the primary factors contributing to the 14% improvement of 1995 earnings as compared to those of 1994.

NET INTEREST INCOME

Net interest income was $32.2 million in 1996; an increase of $568,000 or 1.8% from $31.7 million earned in 1995. Average earning assets in 1996 increased $56.7 million as compared to $43.0 million of increased interest-bearing liabilities; the difference resulting from higher demand deposits and capital. As a result, the excess of earning assets to interest-bearing liabilities increased 17.8% to $89.8 million from the $76.2 million in 1995. In addition, the Bank maintained its earning assets to total assets ratio at 96.0%; up from 95.6% in the prior year. The earnings on this excess flows directly to interest income.

Changes in the mix of earning assets and higher funding costs reduced the net interest margin in 1996 to 3.39% from 3.54% in 1995 and 3.74% in 1994. During 1996, management continued to seek to maintain a stable net interest margin by closely monitoring the behavior of the loan portfolio under varying market rate environments in order to maximize the yield on earning assets. During 1996, average loan balances represented 54.9% of average assets. This compares with 57.4% in 1995. The average investment securities balance was 41.1% of average assets in 1996 as compared to 38.1% in 1995. As the percentage of loans to assets decreases and the percentage of investments to assets increase the net interest margin declines as loans are typically a higher yielding asset than the types of securities in which the Bank mostly invests.

INTEREST AND DIVIDEND INCOME

Interest and dividend income totalled $68.7 million for 1996; an increase of $4.3 million or 6.7% from 1995 and $13.3 million or 24.0% from 1994. The weighted average yield on earning assets was 7.23% in 1996 compared to 7.20% and 6.71% for 1995 and 1994, respectively.

Interest income on loans was $43.5 million in 1996 compared with $42.7 million in 1995, as modest increases in average loans outstanding and yield combined to generate $774,000 in additional interest income on loans. Interest income on residential 1-4 family loans increased $248,000 in 1996 compared to 1995 levels as loan volume increased. The yield on residential loans remained stable from year to year at approximately 7.50%. Interest income on commercial real estate increased $393,000 from 1995 levels; $251,000 of which related to recoveries that had been charged-off in a prior period. The remaining increase is attributable to the upward repricing of adjustable rate loans. Interest income on consumer loans increased $154,000 in 1996; primarily as a result of growth in student loan volume. The increases were offset by a decrease in interest income on commercial loans of $21,000 as the yield on loans declined. As in 1995, the Bank elected not to price loan products aggressively, thereby generating only a modest increase in volume. The overall yield on loans increased from 7.94% in 1995 to 7.99% in 1996.

Interest income on investments was $25.3 million in 1996 compared with $21.7 million in 1995. The increase of $49.4 million in the average balance on investments in 1996 coupled with an increase in the yield on investments contributed an additional $3.5 million in interest income. During 1996, the Bank increased its investment in U.S. government and agency obligations, and corporate bonds with the intent to generate additional interest income. The weighted average yield on investment securities including short-term investments increased to 6.20% in 1996 from 6.09% in 1995, reflecting the purchase of additional investment securities and the reinvestment of matured and sold investment securities at higher yields.

Interest and dividend income was $64.4 million for the year ended December 31, 1995, compared with $55.4 million for the year ended December 31, 1994. The weighted average yield on earning assets was 7.20% for the year ended December 31, 1995 as compared to 6.71% for the year ended December 31, 1994. Interest on loans of $42.7 million for the year ended December 31, 1995 was up from $38.3 million in 1994. The average loan volume increased $39.7 million primarily in residential mortgages. In addition, the upward repricing of adjustable-rate real estate loans, equity lines of credit, and commercial real estate loans increased the average yield on loans by 24 basis points. In 1994, the Bank was more aggressive in offering competitive introductory rates on residential adjustable rate mortgages. Management's focus during the interest rate cycle in 1995 was to maintain a stable net interest margin which resulted in less aggressive pricing and more moderate residential loan growth. The increased loan volume and increase in the yield on loans contributed $4.4 million in additional interest income on loans when comparing 1995 to 1994. Interest income on investments accounted for $21.7 million in 1995 as compared to $17.1 million in 1994. The average balance of investments increased $28.5 million in 1995 over the prior year, and the average yield on investments increased 89 basis points to 6.09%. The increased volume and increase in the yield on investments contributed $4.6 million in additional interest income from investments in 1995 when compared to 1994.

INTEREST EXPENSE

Interest expense was $36.5 million in 1996, up $3.7 million or 11.4% from 1995, and $11.9 million or 48.7% from 1994. The cost of funds increased to 4.23% in 1996 compared with 4.00% and 3.21% in 1995 and 1994, respectively.

Interest expense on deposits was $30.4 million and interest expense on borrowed funds was $6.0 million in 1996, compared with $28.9 million and $3.9 million, respectively, in 1995. While interest-bearing deposit levels remained stable in 1996 as compared with 1995, a certain level of disintermediation from lower rate passbook savings accounts to higher rate core deposits and term certificates increased the average cost of interest-bearing deposits. In addition, the Bank leveraged its strong capital position by increasing average borrowed funds to $104.4 million at an average cost of 5.78% in 1996 from $63.9 million at an average cost of 6.04% in 1995. This cost reduction was achieved by adjusting the borrowed funds mix, in part towards greater short term secured borrowings, such as repurchase agreements, at rates averaging 5.07% in 1996 versus 5.93% in 1995. This rate decline more than offset the higher average rates paid for increased average levels of long term FHLBB advances, at 6.14% in 1996 versus 5.88% in 1995.

Interest expense was $32.7 million for the year ended December 31, 1995 compared to $24.5 million for the year ended December 31, 1994. The increase in interest expense was primarily attributable to a shift from core deposits into certificates of deposits paying a higher rate, in addition to an increased level of borrowings used to fund asset growth. In an effort to control interest expense while continuing to attract and retain deposits, the Bank implemented a strategy of selectively promoting certificates of deposit throughout the year. As a result, the cost of funds on interest-bearing deposits in 1995 increased 79 basis points to 4.00%. Average borrowings in 1995 with a cost of 6.09% increased $37.0 million from 1994. Interest expense on borrowings was $3.9 million in 1995, compared with $1.4 million in 1994.

RATE/VOLUME ANALYSIS

The following table presents, for the periods indicated, changes in interest and dividend income and changes in interest expense attributable to changes in interest rates and volumes of interest-bearing assets and liabilities. Changes attributable to both rate and volume have been allocated proportionally to the two categories.

                                                 1996 Compared to 1995                1995 Compared to 1994
                                                  Increase (Decrease)                  Increase (Decrease)
                                           --------------------------------     ---------------------------------
                                            Volume      Rate         Total       Volume       Rate         Total
                                           -------     ------      --------     -------      -------      -------
                                                                            (In thousands)
INTEREST AND DIVIDEND INCOME
    Short-term investments                 $    54     $  (50)     $     4      $     7      $   140      $   147
    Mortgage-backed investments                333        106          439         (502)          96         (406)
    Other investment securities              2,727        362        3,089        2,081        2,817        4,898
    Loans                                      505        269          774        3,126        1,239        4,365
                                           -------     ------      -------      -------      -------      -------

    Total interest and dividend income       3,619        687        4,306        4,712        4,292        9,004
                                           -------     ------      -------      -------      -------      -------

INTEREST EXPENSE
    NOW deposits                               (12)      (226)        (238)          33          (18)          15
    Savings deposits and MMDA                 (500)       392         (108)      (1,678)         432       (1,246)
    Term certificates                        1,179        736        1,915        3,758        3,172        6,930
    Short-term borrowings                      808       (307)         501        1,717          171        1,888
    Long-term debt                           1,590         78        1,668          480          134          614
                                           -------     ------      -------      -------      -------      -------

    Total interest expense                   3,065        673        3,738        4,310        3,891        8,201
                                           -------     ------      -------      -------      -------      -------

        Net interest income                $   554      $  14      $   568      $   402      $   401      $   803
                                           =======      =====      =======      =======      =======      =======



                  (Remainder of page intentionally left blank)

DISTRIBUTION OF ASSETS AND LIABILITIES; INTEREST RATES AND INTEREST DIFFERENTIAL


The following presents an analysis of average yields earned and rates paid for the years indicated. Average balances are computed using daily averages except for average stockholders' equity for which month-end balances are used.

Years Ended                                    December 31, 1996             December 31, 1995            December 31, 1994
------------------------------------     ----------------------------   ---------------------------  ------------------------------
                                                    Interest  Average             Interest  Average              Interest   Average
                                         Average     Earned/   Yield/   Average    Earned/  Yield/   Average      Earned/   Yield/
                                         Balance      Paid     Rate     Balance     Paid     Rate    Balance       Paid      Rate
                                         --------   --------  -------   --------  --------  -------  --------    --------   -------
                                                                          (Dollars in thousands)
ASSETS
    Earnings assets:
      Short-term investments             $  8,257   $   438    5.30%    $  7,289  $   434     5.95%  $  7,118    $   287      4.03%
      Mortgage-backed
         investments                       29,506     1,833    6.21       24,059    1,394     5.79     32,795      1,800      5.49
      Other investment securities         369,421    22,986    6.22      325,504   19,897     6.11    288,284     14,999      5.20
      Loans (a)                           543,547    43,454    7.99      537,226   42,680     7.94    497,527     38,315      7.70
-----------------------------------------------------------------------------------------------------------------------------------
    Total earning assets                  950,731    68,711    7.23      894,078   64,405     7.20    825,724     55,401      6.71
    Other assets                           40,101       --      --        41,457      --       --      43,515      --          --
-----------------------------------------------------------------------------------------------------------------------------------
    Total assets                         $990,832       --      --      $935,535      --       --     $869,239     --          --
===================================================================================================================================
LIABILITIES AND
    STOCKHOLDERS' EQUITY
    Interest-bearing liabilities:
        NOW deposits                     $ 61,317   $   676    1.10%    $ 62,178  $   914     1.47%  $ 59,921    $   899      1.50%
        Savings deposits and MMDA         316,498     8,851    2.80      334,739    8,959     2.68    398,027     10,205      2.56
        Term certificates                 378,680    20,906    5.52      357,031   18,991     5.32    279,660     12,061      4.31
        Short-term borrowings              49,123     2,637    5.37       34,594    2,136     6.17      5,942        248      4.17
        Long-term debt                     55,276     3,392    6.14       29,307    1,724     5.88     20,972      1,110      5.29
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities    860,894    36,462    4.23      817,849   32,724     4.00    764,522     24,523      3.21
    Other liabilities                      40,982       --      --        35,868      --       --      30,608        --        --
    Stockholders' equity                   88,956       --      --        81,818      --       --      74,109        --        --
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders'
        equity                           $990,832       --      --      $935,535      --       --    $869,239        --        --
===================================================================================================================================

Net interest income                                 $32,249                       $31,681                        $30,878

Weighted average rate spread (b)                               3.00%                          3.20%                           3.50%
Net yield on average earning assets (c)                        3.39%                          3.54%                           3.74%
===================================================================================================================================


(a)     Includes non-accrual loans.

(b) Weighted average yield on earning assets less weighted average rate paid on interest-bearing liabilities.

(c)     Net interest income divided by average earning assets.

PROVISION FOR LOAN LOSSES

The provision for loan losses represents a charge against current earnings and an addition to the allowance for loan losses. The provision is determined by management on the basis of many factors including the quality of specific loans, risk characteristics of the loan portfolio, the level of non-performing loans, current economic conditions, trends in delinquency and charge-offs, and collateral values of the underlying security. Ultimate losses may vary from current estimates.

The Bank recorded $215,000 in provisions for loan losses in 1996. This compares with a provision of $772,000 for the year ended December 31, 1995 and $583,000 for the year ended December 31, 1994. In 1996, the Bank experienced positive trends in credit quality. Net loans charged-off totaled $450,000, $845,000 and $51,000, respectively, for the years ended December 31, 1996, 1995 and 1994. Moreover, at December 31, 1996, the allowance for loan losses totaled $7.2 million or 210.3% of non-accrual loans at that date, compared with $7.5 million or 172.8% of non-accrual loans at December 31, 1995, and $7.5 million or 433.3% of non-accrual loans at December 31, 1994.

While management considers the allowance for loan losses to be adequate at December 31, 1996, there is no assurance that additional charge-offs and provisions will not be necessary in 1997. The provision for loan losses during 1997 will depend primarily on market conditions and the Bank's actual experience.

OTHER INCOME

Total other income amounted to $3.3 million for the year ended December 31, 1996, as compared to $3.1 million for year ended December 31, 1995. Customer service fees declined $189,000, in part reflecting lower revenues on NOW accounts as lower balance accounts were replaced by demand deposits with reduced service fee charges. Net gains on the sale of securities was $413,000 in 1996, compared with net gains of $96,000 in 1995. As in prior years, management sold securities when tactical opportunities arose to do so without impairing the yield or liquidity of the investment portfolio.

Total other income amounted to $3.1 million for the year ended December 31, 1995, as compared to $2.9 million for the year ended December 31, 1994. The acquisition of the CBTC deposit relationships and increases in the demand, NOW, savings and other fee producing products were beneficial toward increasing the customer service fees in 1995 when compared to 1994. A net gain on the sale of investment securities of $96,000 was recorded in 1995, as compared to a net loss of $65,000 in 1994. In 1995, the Bank sold debt securities as they neared maturity in order to reinvest at higher yields in anticipation of a declining rate environment. Since the debt securities were within three months of maturity, the gains and losses on sales were insignificant.

OPERATING EXPENSES

Operating expenses were $18.1 million for 1996, down $94,000 or 0.5% from $18.2 million in 1995. As shown in the table below, "core" operating expenses, excluding gains and losses on the sale of foreclosed real estate and $378,000 of one-time expenses associated with the conversion to new operating systems, were comparable to 1995 except for the virtual elimination of FDIC deposit insurance assessments in 1996. The $378,000 one-time expenses are shown by category in the table below:

                                          "Core"                                    Comparable
                                           1996       Conversion-                      1995
                                        Operating       Related                     Operating
                                        Expenses,       One-time                     Expenses,
                                       as Reported      Expenses        Net         as Reported      Change
                                       -----------    -----------   -----------     -----------     ---------
                                                                   (Dollars in thousands)
Salaries and employee benefits           $ 9,778         $ 12         $ 9,766         $ 9,551         $ 215
Occupancy and equipment                    1,998           10           1,988           1,910            78
Deposit insurance                             13          --               13             927          (914)
Data processing                            1,606          179           1,427           1,452           (25)
Professional fees                            517           19             498             577           (79)
Amortization of intangibles                1,248           --           1,248           1,293           (45)
Advertising and marketing                    722           28             694             692             2
Other general and administrative           2,128          130           1,998           2,036           (38)
                                         -------         ----         -------         -------         -----

               Totals                    $18,010         $378         $17,632         $18,438         $(806)
                                         =======         ====         =======         =======         =====

Salaries and employee benefits increased 2.4% as a result of regular annual merit increases. Occupancy and equipment expenses increased in 1996 over 1995 as the Bank incurred a full year of operating expenses associated with the Waltham branch which was opened in April 1995. Management continues to exercise diligent expense control and measured growth, resulting in an improved efficiency ratio of 48.1% as compared to the 49.3% for 1995.

PROVISION FOR INCOME TAXES

The Bank's effective tax rate for the year ended December 31, 1996 was 39.6% as compared with 40.7% and 39.1% for the years ended December 31, 1995 and 1994. The effective tax rates exceeded the statutory federal tax rates of 34.0% for taxable income up to $10.0 million and 35.0% for taxable income exceeding $10.0 million principally due to state taxes. The passage of tax legislation in 1995 reduced the Bank's state tax rate. In the fourth quarter of 1994, the Bank received $449,000 in prior years' state tax abatements reducing the effective tax rate for the year.


                  (Remainder of page intentionally left blank)

                               IMPACT OF INFLATION

The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all assets of a financial institution are monetary in nature. As a result, interest rates have a more significant effect on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.



                           ASSET-LIABILITY MANAGEMENT

Through the Bank's Asset-Liability Management Committee ("ALCO"), which is comprised of certain senior and middle management personnel, the Bank closely monitors the level and general mix of interest rate-sensitive assets and liabilities. The primary objective of the Bank's ALCO program is to manage the assets and liabilities of the Bank to enhance profitability and capital at prudent levels of liquidity and interest rate, credit, and market risk.

It is ALCO's general policy to closely match the maturity or rate sensitivity of its assets and liabilities. Strategies implemented to improve the match between interest-rate sensitive assets and liabilities include, but are not limited to: daily monitoring of the Bank's changing cash requirements, with particular concentration on investment in shorter-term securities; a general policy of originating adjustable-rate and fifteen-year, fixed-rate mortgage loans for the Bank's own portfolio, the cost and composition of deposits; and generally using matched borrowings to fund specified purchases of loan packages and large loan originations. Occasionally, management may choose to deviate somewhat from specific matching of maturities of assets and liabilities to take advantage of an opportunity to enhance yields.

The Bank seeks to manage its liability portfolio in order to effectively plan and manage growth and maturities of deposits. Plans designed to achieve growth of different deposit types are reviewed regularly. Programs which are designed to build multiple relationships with customers and to enhance the Bank's ability to retain deposits at controlled rates of interest have been implemented. Management has also adopted a policy of reviewing interest rates on an ongoing basis on all deposit accounts in order to monitor deposit growth and interest costs.

In addition to attracting deposits, the Bank has selectively borrowed funds using advances from the FHLBB and reverse repurchase agreements.




                  (Remainder of page intentionally left blank)

The following table presents, as of December 31, 1996, interest-rate sensitive assets and liabilities. GAP is the difference between assets and liabilities that will mature or become subject to repricing during a given interval of time. Investments classified as "available for sale" are listed at their fair value in the table below.

(Dollars in thousands)                   0-6 mo.    6 mo.-1 yr.   1-2 yrs.    2-3 yrs.    3-5 yrs.   5-10 yrs.     Total
                                       ----------   -----------  ----------   --------    --------   ---------   --------
Rate-sensitive assets:
    Short-term investments             $   4,529    $    --      $    --      $   --      $   --      $  --      $  4,529
    Mortgage-backed investments            6,769        2,488        8,024       2,914       6,043      1,576      27,814
    Other securities                      62,600       47,436      116,497     111,197      42,291      9,488     389,509
    Adjustable-rate mortgages            131,057       83,839       76,892      89,365      28,276       --       409,429
    Fixed-rate mortgages                   8,826        9,545       14,653      13,350      23,703     53,576     123,653
    All other loans                       28,490        1,064        1,131         594         158        128      31,565
-------------------------------------------------------------------------------------------------------------------------

Total rate-sensitive assets              242,271      144,372      217,197     217,420     100,471     64,768     986,499
-------------------------------------------------------------------------------------------------------------------------

Rate-sensitive liabilities:
    NOW accounts                           1,684         --         29,578      29,577        --         --        60,839
    Regular savings                         --         61,472       61,475      61,472      61,472       --       245,891
    Money market accounts                 69,880         --           --          --          --         --        69,880
    Term certificates                    130,958      116,641       88,729      24,491      14,579          9     375,407
    Borrowings                            85,817       20,047       32,200       5,000       5,000        400     148,464
-------------------------------------------------------------------------------------------------------------------------

    Total rate-sensitive liabilities     288,339      198,160      211,982     120,540      81,051        409     900,481
-------------------------------------------------------------------------------------------------------------------------
    GAP                                  (46,068)     (53,788)       5,215      96,880      19,420     64,359        --
-------------------------------------------------------------------------------------------------------------------------
    CUMULATIVE GAP                       (46,068)     (99,856)     (94,641)      2,239      21,659     86,018        --
-------------------------------------------------------------------------------------------------------------------------
    PERCENT TO TOTAL ASSETS               -4.43%       -9.61%       -9.11%        0.22%       2.08%      8.28%       --
-------------------------------------------------------------------------------------------------------------------------


The deficiency gap is a reflection of the greater speed and magnitude of interest rate changes of liabilities as compared with the Bank's ability to adjust the rates of its earning assets in response to such changes. So long as any excess or deficiency exists, the Bank's earnings are likely to be affected by changes in prevailing interest rates.

The one-year gap is a common benchmark for comparison of a financial institution's susceptibility to changes in interest rates. A negative one-year gap, such as the Bank's, implies that an institution's liabilities reprice faster than its assets. Accordingly, a decline in interest rates would be likely to benefit the institution by improving its interest rate spread, and accordingly, its net interest income. Conversely, a rising interest rate environment would be likely to adversely affect such an institution's interest rate spread.

In the above table, loans reflect regular amortization of principal and prepayment estimates. In addition, fixed-rate loans are shown in the period corresponding to contractual maturity, whereas adjustable-rate loans are shown in the period corresponding to the earliest possible interest rate adjustment date. Based on the Bank's experience with such loans, partial or full payment prior to contractual maturity can be expected and is reflected in the table. The table does not include loans which have been placed on non-accrual status. Although savings and NOW deposit accounts are subject to immediate withdrawal, based on the Bank's history, management considers these liabilities to have longer effective lives as illustrated in the table above.

                         LIQUIDITY AND CAPITAL RESOURCES

The Bank's principal sources of funds are customer deposits, amortization and payoff of existing loan principal, and sales or maturities of various investment securities. The Bank is a voluntary member of the FHLBB and as such, may take advantage of the FHLBB's borrowing programs to enhance liquidity and leverage its favorable capital position. The Bank also may draw on lines of credit at the FHLBB and a large commercial bank or enter into repurchase or reverse repurchase agreements with authorized brokers. These various sources of liquidity are used to fund withdrawals, new loans, and investments.

Management seeks to promote deposit growth while controlling the Bank's cost of funds. Sales-oriented programs to attract new depositors and the cross-selling of various products to its existing customer base are currently in place. Management reviews, on an ongoing basis, possible new products, with particular attention to products and services which will aid in retaining the Bank's base of lower-costing deposits.

Maturities and sales of investment securities provide significant liquidity to the Bank. The Bank's policy of purchasing shorter-term debt securities reduces market risk in the bond portfolio while providing significant cash flow. For the year ended December 31, 1996, cash flow from maturities of securities was $87.9 million and proceeds from sales of securities totaled $32.6 million, compared to maturities of securities of $124.0 million and proceeds from sales of securities of $25.4 million for the year ended December 31, 1995. Principal payments on mortgage-backed investments during the years ended December 31, 1996 and 1995 totaled $4.8 million for both years. Purchases of securities during 1996 and 1995 totaled $188.7 million and $179.7 million, respectively. These purchases consisted primarily of short-term debt instruments. During periods of high interest rates or active mortgage origination, maturities in the bond portfolio have provided significant liquidity to the Bank, generally at a lower cost than borrowings.

Amortization and pay-offs of the loan portfolio contribute significant liquidity to the Bank. Traditionally, amortization and pay-offs are reinvested into loans. Excess liquidity is invested in short-term debt instruments.

The Bank has also used borrowed funds as a source of liquidity. At December 31, 1996, the Bank's outstanding borrowings from the FHLBB were $97.6 million. The Bank also utilizes repurchase agreements to fund loan purchases or to leverage the balance sheet. At December 31, 1996, securities sold under agreements to repurchase totaled $49.6 million.

Residential and commercial mortgage loan originations for the years ended December 31, 1996, 1995 and 1994 totaled $96.4 million, $65.4 million and $95.1 million, respectively. In 1994, the Bank participated in a $26.1 million purchased loan program. The Bank discontinued the program in 1995. Commitments to originate mortgages at December 31, 1996 were $9.4 million, excluding unadvanced construction funds totaling $9.4 million. Management believes that adequate liquidity is available to fund loan commitments utilizing deposits, loan amortization, maturities of securities, or borrowings.

The Bank's capital position (total stockholders' equity) was $92.5 million, or 8.90% of total assets at December 31, 1996, compared with $86.1 million, or 9.00% of total assets at December 31, 1995.

The FDIC imposes capital guidelines on the Bank. The guidelines define core or "tier 1" capital and supplementary or "tier 2" capital and assign weights to broad categories of assets and certain off-balance sheet items. Ratios of tier 1 and tier 1 plus tier 2 capital to assets are then calculated. Banks must maintain a tier 1 capital to risk-weighted assets ratio of 4.00% and a total capital to risk-weighted assets ratio of 8.00%. The Bank's tier 1 risk-based capital ratio, as defined by the FDIC, at December 31, 1996 was 14.8%, which exceeds both risk-based capital requirements.

Massachusetts-chartered savings banks insured by the FDIC are required to maintain minimum leverage capital (tier 1 capital) of 3.0% to 5.0% of total assets, as adjusted, depending on an individual bank's rating. The Bank's capital ratio, as defined by the FDIC, was 8.4%, which exceeds the FDIC's requirements.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA





                                                                            Page


Independent Auditors' Report.............................................     27

Consolidated Balance Sheets..............................................     28

Consolidated Statements of Income........................................     29

Consolidated Statements of Changes in Stockholders' Equity...............     30

Consolidated Statements of Cash Flows....................................  31-32

Notes to Consolidated Financial Statements...............................  33-56

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Medford Savings Bank:

We have audited the consolidated balance sheets of Medford Savings Bank and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medford Savings Bank and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/ Wolf & Company, P.C.


Boston, Massachusetts
January 24, 1997

                              MEDFORD SAVINGS BANK
                           CONSOLIDATED BALANCE SHEETS

                                                                                        December 31,
                                                                               ----------------------------
                                                                                  1996               1995
                                                                               -----------        ---------
                                                                                       (In thousands)
ASSETS
Cash and due from banks                                                        $    11,900        $  14,599
Short-term investments (Note 3)                                                      4,529           14,171
                                                                               -----------        ---------
               Cash and cash equivalents                                            16,429           28,770

Investment securities (Note 4)                                                     424,966          363,599
Loans (Notes 5 and 8)                                                              568,086          536,890
    Less allowance for loan losses                                                  (7,231)          (7,466)
                                                                               -----------        ---------
              Loans, net                                                           560,855          529,424
                                                                               -----------        ---------

Foreclosed real estate                                                                 276              350
Banking premises and equipment, net (Note 6)                                        10,896            9,650
Accrued interest receivable                                                          9,291            7,877
Other assets (Notes 2 and 10)                                                       16,385           16,263
                                                                               -----------        ---------

              Total assets                                                     $ 1,039,098        $ 955,933
                                                                               ===========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note 7)                                                              $   792,141        $ 791,851
Short-term borrowings (Note 8)                                                      80,817           40,281
Long-term debt (Note 9)                                                             67,647           32,147
Accrued taxes and expenses (Note 13)                                                 3,701            3,285
Other liabilities                                                                    2,271            2,293
                                                                               -----------        ---------
               Total liabilities                                                   946,577          869,857
                                                                               -----------        ---------

Commitments and contingencies (Note 11)

Stockholders' equity (Notes 12 and 14):
    Serial preferred stock, $.10 par value, 5,000,000 shares authorized;
        none issued                                                                   --               --
    Common stock, 15,000,000 shares authorized; $.50 par value,
        4,534,648 and 4,423,190 shares issued, respectively                          2,267            2,212
    Additional paid-in capital                                                      28,848           27,642
    Retained earnings                                                               61,634           54,966
                                                                               -----------        ---------
                                                                                    92,749           84,820
    Net unrealized gain (loss) on securities available for sale,
        after tax effects (Notes 4 and 10)                                            (228)           1,256
                                                                               -----------        ---------
              Total stockholders' equity                                            92,521           86,076
                                                                               -----------        ---------

              Total liabilities and stockholders' equity                       $ 1,039,098        $ 955,933
                                                                               ===========        =========



          See accompanying notes to consolidated financial statements.

                              MEDFORD SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                   Years Ended December 31,
                                                                      ------------------------------------------------
                                                                         1996              1995               1994
                                                                      ----------       ------------       ------------
                                                                        (Dollars in thousands, except per share data)
Interest and dividend income:
    Interest and fees on loans                                        $   43,454       $    42,680        $    38,315
    Interest on debt securities                                           24,167            20,864             16,330
    Dividends on equity securities                                           652               427                469
    Interest on short-term  investments                                      438               434                287
                                                                      ----------       -----------        -----------
               Total interest and dividend income                         68,711            64,405             55,401
                                                                      ----------       -----------        -----------

Interest expense:
    Interest on deposits                                                  30,433            28,864             23,165
    Interest on short-term borrowings                                      2,637             2,136                248
    Interest on long-term debt                                             3,392             1,724              1,110
                                                                      ----------       -----------        -----------
               Total interest expense                                     36,462            32,724             24,523
                                                                      ----------       -----------        -----------

Net interest income                                                       32,249            31,681             30,878
Provision for loan losses (Note 5)                                           215               772                583
                                                                      ----------       -----------        -----------
Net interest income, after provision for loan losses                      32,034            30,909             30,295
                                                                      ----------       -----------        -----------

Other income:
    Customer service fees                                                  2,158             2,347              2,194
    Gain (loss) on sales of investment securities, net (Note 4)              413                96                (65)
    Miscellaneous                                                            744               703                766
                                                                      ----------       -----------        -----------
               Total other income                                          3,315             3,146              2,895
                                                                      ----------       -----------        -----------

Operating expenses:
    Salaries and employee benefits (Notes 13 and 15)                       9,778             9,551              9,608
    Occupancy and equipment (Notes 6 and 11)                               1,998             1,910              1,842
    Deposit insurance                                                         13               927              1,718
    Data processing                                                        1,606             1,452              1,308
    Professional fees                                                        517               577                767
    Amortization of intangibles (Note 2)                                   1,248             1,293              1,249
    Foreclosed real estate, net                                               65              (269)               346
    Advertising and marketing                                                722               692                704
    Other general and administrative                                       2,128             2,036              2,103
                                                                      ----------       -----------        -----------
               Total operating expenses                                   18,075            18,169             19,645
                                                                      ----------       -----------        -----------

Income before income taxes                                                17,274            15,886             13,545

Provision for income taxes (Note 10)                                       6,845             6,463              5,292
                                                                      ----------       -----------        -----------

Net income                                                            $   10,429       $     9,423        $     8,253
                                                                      ==========       ===========        ===========

Weighted averages shares outstanding:
    Primary                                                            4,723,649         4,659,059          4,628,793
                                                                      ==========       ===========        ===========
    Fully diluted                                                      4,741,542         4,685,693          4,628,793
                                                                      ==========       ===========        ===========

Earnings per share:
    Primary                                                           $     2.21       $      2.02        $      1.78
                                                                      ==========       ===========        ===========
    Fully diluted                                                     $     2.20       $      2.01        $      1.78
                                                                      ==========       ===========        ===========



See accompanying notes to consolidated financial statements.

                              MEDFORD SAVINGS BANK
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1996, 1995 and 1994

                                                                                                                           Net
                                                                                                                        Unrealized
                                                                                                                      Gain (Loss) on
                                                                Common Stock            Additional                      Securities
                                                          -----------------------        Paid-In          Retained      Available
                                                           Shares         Dollars        Capital          Earnings       for Sale
                                                          ---------       -------       ----------        --------    --------------
                                                                    (In thousands, except number of shares)

Balance at December 31, 1993                              2,168,595        $1,084        $ 27,563         $ 43,136         $  --

Net income                                                     --            --              --              8,253            --
Cash dividends declared ($.62 per share)                       --            --              --             (2,712)           --
Issuance of common stock under stock
    option plan and related income tax benefits              42,500            22             919             --              --
Stock split (2 for 1)                                     2,184,695         1,092          (1,092)            --              --
Change in method of accounting for investment
    securities, after tax effects                              --            --              --               --               572
Change in net unrealized gain (loss) on securities
    available for sale, after tax effects                      --            --              --               --            (2,474)
Decrease in unearned compensation -- ESOP                      --            --              --               --              --
                                                          ---------        ------        --------         --------         -------

Balance at December 31, 1994                              4,395,790         2,198          27,390           48,677          (1,902)

Net income                                                     --            --              --              9,423            --
Cash dividends declared ($.71 per share)                       --            --              --             (3,134)           --
Issuance of common stock under stock
    option plan and related income tax benefits              27,400            14             252             --              --
Change in net unrealized gain (loss) on securities
    available for sale, after tax effects                      --            --              --               --             3,158
                                                          ---------        ------        --------         --------         -------

Balance at December 31, 1995                              4,423,190         2,212          27,642           54,966           1,256

Net income                                                     --            --              --             10,429            --
Cash dividends declared ($.83 per share)                       --            --              --             (3,761)           --
Issuance of common stock under stock
    option plan and related income tax benefits             111,458            55           1,206             --              --
Change in net unrealized gain (loss) on securities
    available for sale, after tax effects                      --            --              --               --            (1,484)
                                                          ---------        ------        --------         --------         -------
Balance at December 31, 1996                              4,534,648        $2,267        $ 28,848         $ 61,634         $  (228)
                                                          =========        ======        ========         ========         =======

                                                         Unearned
                                                       Compensation
                                                           ESOP              Total
                                                       ------------       ---------
Balance at December 31, 1993                               $(431)         $ 71,352

Net income                                                  --               8,253
Cash dividends declared ($.62 per share)                    --              (2,712)
Issuance of common stock under stock
    option plan and related income tax benefits             --                 941
Stock split (2 for 1)                                       --                --
Change in method of accounting for investment
    securities, after tax effects                           --                 572
Change in net unrealized gain (loss) on securities
    available for sale, after tax effects                   --              (2,474)
Decrease in unearned compensation -- ESOP                    431               431
                                                           -----          --------

Balance at December 31, 1994                                --              76,363

Net income                                                  --               9,423
Cash dividends declared ($.71 per share)                    --              (3,134)
Issuance of common stock under stock
    option plan and related income tax benefits             --                 266
Change in net unrealized gain (loss) on securities
    available for sale, after tax effects                   --               3,158
                                                           -----          --------

Balance at December 31, 1995                                --              86,076

Net income                                                  --              10,429
Cash dividends declared ($.83 per share)                    --              (3,761)
Issuance of common stock under stock
    option plan and related income tax benefits             --               1,261
Change in net unrealized gain (loss) on securities
    available for sale, after tax effects                   --              (1,484)
                                                           -----          --------

Balance at December 31, 1996                               $  --          $ 92,521
                                                           =====          ========



See accompanying notes to consolidated financial statements.

                                   MEDFORD SAVINGS BANK
                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       Years Ended December 31,
                                                                            ----------------------------------------------
                                                                                 1996            1995              1994
                                                                             ------------    ------------      -----------
                                                                                            (In thousands)
Cash flows from operating activities:
    Net income                                                               $  10,429       $   9,423         $   8,253
    Adjustments to reconcile net income to net cash
        provided by operating activities:
          Provisions for loan and foreclosed real estate losses                    265             611               750
          Depreciation and amortization, net                                     2,205           1,640             3,268
          Net (gain) loss on sales of foreclosed real estate                       (15)           (299)                4
          (Gains) losses on sales of investment securities,  net                  (413)            (96)               65
          Increase in accrued interest receivable and other assets              (2,294)         (1,341)             (646)
          Deferred tax benefit                                                    (295)           (402)             (385)
          Increase in accrued taxes and expenses
              and other liabilities                                              1,576             727               656
                                                                             ---------       ---------         ---------

                          Net cash provided by operating activities             11,458          10,263            11,965
                                                                             ---------       ---------         ---------

Cash flows from investing activities:
    Proceeds received in connection with acquisition of failed
        institution                                                                 --              --            27,012
    Maturities of investment securities available for sale                      38,168          26,210            35,490
    Sales of investment securities available for sale                           32,602          25,363            10,678
    Purchases of investment securities available for sale                     (153,844)       (103,142)          (54,487)
    Maturities of investment securities held to maturity                        49,780          97,782            73,000
    Purchases of investment securities held to maturity and FHLBB stock        (34,886)        (76,519)         (116,212)
    Principal amortization of mortgage-backed investments
        available for sale                                                       4,746           4,796             9,076
    Loans originated and purchased, net of amortization and payoffs            (32,163)         (8,492)          (45,432)
    Sales of foreclosed real estate                                                384           2,920             1,781
    Purchases of bank premises and equipment, net                               (2,018)           (755)             (436)
                                                                             ---------       ---------         ---------

                             Net cash used in investing activities             (97,231)        (31,837)          (59,530)
                                                                             ---------       ---------         ---------

                                        (continued)

See accompanying notes to consolidated financial statements.

                                   MEDFORD SAVINGS BANK
                    CONSOLIDATED STATEMENTS OF CASH FLOWS (CONCLUDED)


                                                                                  Years Ended December 31,
                                                                       ----------------------------------------------
                                                                           1996            1995             1994
                                                                       -------------    ------------    -------------
                                                                                      (In thousands)
Cash flows from financing activities:
    Net increase in deposits                                                  290              71           27,522
    Net increase in borrowings with maturities of three months
        or less                                                            35,536          23,356           16,925
    Proceeds of short-term borrowings with maturities in
        excess of three months                                             25,000          25,000               --
    Repayment of short-term borrowings with maturities in
        excess of three months                                            (20,000)        (25,000)          (5,000)
    Proceeds from long-term debt                                           39,000          16,400           13,247
    Repayment of long-term debt                                            (3,500)         (9,500)          (3,600)
    Issuance of common stock                                                  610             150              307
    Cash dividends paid                                                    (3,504)         (2,907)          (2,547)
                                                                         --------        --------         --------

                     Net cash provided by financing activities             73,432          27,570           46,854
                                                                         --------        --------         --------

Net change in cash and cash equivalents                                   (12,341)          5,996             (711)

Cash and cash equivalents at beginning of year                             28,770          22,774           23,485
                                                                         --------        --------         --------

Cash and cash equivalents at end of year                                 $ 16,429        $ 28,770         $ 22,774
                                                                         ========        ========         ========


Supplementary information:
    Interest paid on deposit accounts                                    $ 30,474        $ 28,773         $ 23,125
    Interest paid on borrowed funds                                         5,640           3,662            1,296
    Income taxes paid, net of refunds                                       6,671           6,234            5,547
Non-cash investing activity:
    Assets acquired from failed institution, excluding
        cash and equivalents                                                   --              --            1,609
    Liabilities assumed from failed institution                                --              --           28,621



See accompanying notes to consolidated financial statements.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

The consolidated financial statements include the accounts of Medford Savings Bank (the "Bank") and its wholly-owned subsidiaries, Medford Securities Corporation which engages in the buying, selling, dealing in, or holding of securities, and in 1995 and 1994, Medco Realty, Inc. which engaged in property rental and development. The Bank elected to dissolve Medco Realty, Inc. in January 1996, and to acquire all of its assets and liabilities. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for losses on loans.

BUSINESS

The Bank is principally engaged in the business of attracting deposits from the general public, originating residential and commercial real estate mortgages and consumer and commercial loans, and investing in securities. The Bank is headquartered in Medford, Massachusetts, which is located approximately seven miles north of downtown Boston. It has a network of sixteen banking offices located in Medford, Malden, Arlington, Belmont, Burlington, North Reading, Waltham, and Wilmington. The Bank's primary market area includes these communities as well as other cities and towns in Middlesex County and the surrounding area north of Boston.

RECLASSIFICATION

Certain amounts have been reclassified in the 1995 and 1994 consolidated financial statements to conform to the 1996 presentation.


CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash, amounts due from banks and short-term investments.

SHORT-TERM INVESTMENTS

Short-term investments mature within one year and are carried at cost.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(continued)

INVESTMENT SECURITIES

Effective January 1, 1994, the Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, investments in debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and reflected at amortized cost. All other marketable investment securities are classified as "available for sale" and reflected on the balance sheet at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. The cumulative effect of the change in accounting principle at January 1, 1994, net of tax effects, was to increase stockholders' equity by $572,000. There was no effect on net income in 1994.

Restricted equity securities are reflected at cost. Purchase premiums and discounts on debt securities are amortized to earnings by a method which approximates the interest method over the terms of the investments. Declines in the value of investments that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses on disposition of investments are recorded on the trade date and computed by the specific identification method.

LOANS

The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in the eastern New England area. The ability of the Bank's debtors to honor their obligations is dependent upon the real estate, construction, and general economic sectors of that region.

Loans, as reported, have been increased by the net premium on loans acquired and net deferred loan costs, and reduced by unadvanced loan funds and the allowance for loan losses.

Interest on loans is recognized on a simple interest basis and is not accrued on loans which are ninety days or more past due. Loans may be placed on non-accrual status prior to becoming ninety days past due if the collection of principal and interest is, in the opinion of management, doubtful. Generally, loans which are identified as impaired are placed on non-accrual status. Interest income previously accrued on such loans is reversed against current period earnings. Interest income on all non-accrual loans is recognized only to the extent of interest payments received.

Premiums and discounts on loans acquired and net deferred loan costs are amortized as an adjustment of the related loan yields by the interest method over the contractual lives of the loans.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through a provision for loan losses charged to operations and is maintained at a level considered adequate to provide for reasonably foreseeable loan losses.

The provision and the level of the allowance are evaluated on a regular basis by management and are based upon management's periodic review of the collectibility of the loans in light of historical experience, known inherent risks in the nature and volume of the loan portfolio, levels of non-performing loans, adverse situations that may affect the borrower's ability to repay, trends in delinquencies and charge-offs, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Ultimate losses may vary from current estimates and future additions to the allowance may be necessary.

Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

ALLOWANCE FOR LOAN LOSSES (CONCLUDED)

On January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. Under this Statement, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. An impaired loan is required to be measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. All of the Bank's loans which have been identified as impaired have been measured by the fair value of existing collateral.

The Statement is not applicable to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. Accordingly, the Bank has not applied SFAS No. 114 to its consumer loan portfolio.

The adoption of SFAS No. 114 had no effect on the Bank's assessment of the overall adequacy of the allowance for loan losses. The restatement of previously issued financial statements to conform with SFAS No. 114 was expressly prohibited.

FORECLOSED REAL ESTATE

Foreclosed real estate includes both formally foreclosed properties and in-substance foreclosed properties, whereby the Bank has taken physical possession of the property without formal foreclosure proceedings. Real estate properties acquired through foreclosure are initially recorded at the lower of cost or fair value at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and an allowance for losses is established through a charge to operations if the carrying value of a property exceeds its fair value less estimated costs to sell.

BANKING PREMISES AND EQUIPMENT AND REAL ESTATE HELD FOR INVESTMENT

Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. It is the Bank's general practice to charge the cost of maintenance and repairs to earnings when incurred; major expenditures for betterments are capitalized and depreciated.

INTANGIBLE ASSETS

Intangible assets pertaining to core deposits acquired are amortized over 15 years on an accelerated basis, based on the expected run-off of the related deposits. Goodwill is amortized by the straight-line method over periods ranging from 10 to 15 years.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Bank's base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if deemed realizable.

PENSION PLAN

The compensation cost of an employee's pension benefit is recognized on the net periodic pension cost method over the employee's approximate service period. The aggregate cost method is utilized for funding purposes.

STOCK COMPENSATION PLANS

In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plans have no intrinsic value at the grant date, and under Option No. 25 no compensation cost is recognized for them. The Bank has elected to remain with the accounting in Opinion No. 25. The pro forma impact of accounting for stock options granted during 1996 and 1995 in accordance with SFAS No. 123 was not material to net income and earnings per share for the years ended December 31, 1996 and 1995.

EMPLOYEES' STOCK OWNERSHIP PLAN ("ESOP")

Compensation expense is recognized based on cash contributions paid or committed to be paid to the ESOP. All shares held by the ESOP are deemed outstanding for purposes of earnings per share calculations. Dividends declared on all shares held by the ESOP are charged to retained earnings.

STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

On August 30, 1994, the Board of Directors approved a two-for-one stock split of the Bank's common stock. The stock split was effective on October 15, 1994 to shareholders of record as of September 15, 1994. Par value remained at $0.50 per share. The stock split resulted in the issuance of 2,184,695 additional shares of common stock from authorized but unissued shares.

The primary earnings per share computation includes common stock and dilutive common stock equivalents attributable to outstanding stock options. Fully diluted earnings per share computations reflect the higher market price of the Bank's common stock at the end of the period and assume further dilution applicable to outstanding stock options.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The accounting and reporting standards of this Statement are based on a financial components approach that focuses on control, whereby after a transfer of financial assets, an entity recognizes only financial and servicing assets it controls and liabilities it has incurred. Liabilities incurred will be initially recognized at fair value, if practicable. Financial assets will be derecognized when control has been surrendered, and liabilities will be derecognized when extinguished. The determination of whether control over a financial asset has been surrendered is based on meeting specific criteria as defined in the Statement.

The Statement provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings, and impacts the accounting for various transactions including the servicing of financial assets, securitizations, securities lending transactions, repurchase agreements including "dollar rolls," "wash sales," loan syndications and participations, and transfers of receivables with recourse.

The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied on a prospective basis. In December 1996, the FASB voted to defer for one year the provisions of the Statement that relate to secured borrowings and collateral.

Management is currently evaluating the impacts of the Statement on its secured borrowings such as repurchase agreements but does not expect , based on the general terms of its current agreements, that the Statement will significantly change its accounting for similar transactions in the future. Other provisions of the Statement will not, in management's opinion, have a significant impact on the consolidated financial statements, except that certain loan participations that the Bank will service for other investors may be reflected on the balance sheet at their gross amount with a related liability to the participant for the participant's portion. Such transactions are currently reflected on a net basis in the Bank's loan portfolio.


2.    ACQUISITIONS

On May 6, 1994, the Bank acquired certain assets and assumed certain liabilities of the former Commercial Bank and Trust Company ("CBTC") located in Lowell, Massachusetts from the Federal Deposit Insurance Corporation (the "FDIC"), pursuant to a Purchase and Assumption Agreement (the "CBTC Agreement") among the FDIC, as Receiver of CBTC, the FDIC and Medford Savings Bank. Pursuant to the CBTC Agreement, the Bank paid a premium of $1,225,000 to the FDIC and the fair values of assets and liabilities assumed amounted to $7,472,000 and $28,621,000, respectively. The CBTC acquisition has been accounted for using the purchase method of accounting. At December 31, 1996 and 1995, the goodwill applicable to the CBTC transaction amounted to $1,001,000 and $1,085,000, respectively.

In 1992, the Bank acquired certain assets and assumed the insured deposits and related liabilities of the former Bank for Savings, in Malden, Massachusetts. The acquisition was accounted for using the purchase method of accounting. At December 31, 1996 and 1995, intangible assets applicable to the Bank for Savings transaction, including goodwill and core deposit intangible, amounted to $5,895,000 and $7,002,000, respectively.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.    SHORT-TERM INVESTMENTS

Short-term investments consist of the following:

                                                           December 31,
                                                    ---------------------------
                                                       1996            1995
                                                    -----------     -----------
                                                          (In thousands)

Federal funds sold                                   $4,500          $ 9,171
Other interest-bearing deposits                          29            5,000
                                                     ------          -------

               Total short-term investments          $4,529          $14,171
                                                     ======          =======



4.    INVESTMENT SECURITIES

Investment securities consist of the following:

                                                                December 31,
                                                      ---------------------------------
                                                          1996               1995
                                                      --------------    ---------------
                                                               (In thousands)

Securities available for sale, at fair value           $268,379           $192,585
Securities held to maturity, at amortized cost          150,591            165,671
Restricted equity securities:
    Federal Home Loan Bank stock                          4,882              4,229
    Massachusetts Savings Bank Life Insurance stock       1,114              1,114
                                                       --------           --------

                                                       $424,966           $363,599
                                                       ========           ========


                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.    INVESTMENT SECURITIES (continued)

The amortized cost and fair value of investment securities, with gross unrealized gains and losses at December 31, 1996 and 1995, follows:

                                                                                    Gross            Gross
                                                                 Amortized        Unrealized      Unrealized        Fair
                  December 31, 1996                                 Cost            Gains           Losses          Value
------------------------------------------------------         ---------------   -------------   --------------  -----------
                                                                                        (In thousands)
Securities Available for Sale
Debt securities:
    State and municipal                                        $     88          $    1           $     -         $     89
    Corporate bonds                                             150,774             745              (350)         151,169
    Mortgage-backed                                              28,101              82              (369)          27,814
    U.S. Government and federal agency                           83,301             280              (930)          82,651
                                                               --------          ------           -------         --------
         Total debt securities                                  262,264           1,108            (1,649)         261,723
Marketable equity securities                                      6,538             236              (118)           6,656
                                                               --------          ------           -------         --------
         Total securities available
             for sale                                          $268,802          $1,344           $(1,767)        $268,379
                                                               ========          ======           =======         ========

Securities Held to Maturity
    U.S. Government and federal agency                         $141,868          $  522           $  (299)        $142,091
    Corporate bonds                                               8,723              32                 -            8,755
                                                               --------          ------           -------         --------

          Total securities held  to maturity                   $150,591          $  554           $  (299)        $150,846
                                                               ========          ======           =======         ========


                                                                                    Gross            Gross
                                                                 Amortized        Unrealized      Unrealized         Fair
                  December 31, 1995                                 Cost            Gains           Losses          Value
------------------------------------------------------         ---------------   -------------   --------------   -----------
                                                                                        (In thousands)
Securities Available for Sale
Debt securities:
    State and municipal                                          $    236          $    -          $  (4)           $    232
    Corporate bonds                                               114,166           1,763            (62)            115,867
    Mortgage-backed                                                32,423             417            (60)             32,780
    U.S. Government and federal agency                             38,083             127            (97)             38,113
                                                                 --------          ------          -----            --------
         Total debt securities                                    184,908           2,307           (223)            186,992
Marketable equity securities                                        5,633              14            (54)              5,593
                                                                 --------          ------          -----            --------
         Total securities available
             for sale                                            $190,541          $2,321          $(277)           $192,585
                                                                 ========          ======          =====            ========

Securities Held to Maturity
    U.S. Government and federal agency                           $154,993          $2,317          $(210)           $157,100
    Corporate                                                      10,678             159              -              10,837
                                                                 --------          ------          -----            --------

          Total securities held  to maturity                     $165,671          $2,476          $(210)           $167,937
                                                                 ========          ======          =====            ========


                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.    INVESTMENT SECURITIES (concluded)

The amortized cost and fair value of debt securities by contractual maturity at December 31, 1996 is as follows:


                                              Available for Sale                    Held to Maturity
                                        --------------------------------     ------------------------------
                                         Amortized            Fair            Amortized           Fair
                                            Cost             Value               Cost            Value
                                       ---------------   ---------------    ---------------   -------------
                                                                  (In thousands)
Within 1 year                          $ 49,839          $ 50,084            $ 46,871          $ 47,068
After 1 year through 5 years            175,259           174,979             103,720           103,778
After 5 years through 10 years            9,065             8,846                   -                 -
                                       --------          --------            --------          --------
                                        234,163           233,909             150,591           150,846
Mortgage-backed                          28,101            27,814                   -                 -
                                       --------          --------            --------          --------

                                       $262,264          $261,723            $150,591          $150,846
                                       ========          ========            ========          ========

At December 31, 1996, U.S. Government obligations with an amortized cost of $49,340,000, a fair value of $48,930,000 and accrued interest receivable of $440,000 have been pledged as collateral for securities sold under agreements to repurchase. In addition, U.S. Government obligations with an amortized cost of $8,047,000 and a fair value of $8,088,000 have been pledged as collateral for a line of credit and to secure public funds. (See Note 8.)

For the years ended December 31, 1996, 1995 and 1994, proceeds from the sales of securities available for sale amounted to $32,602,000, $25,363,000 and $10,678,000, respectively. Gross realized gains amounted to $412,000, $211,000 and $51,000, respectively. Gross realized losses amounted to $56,000, $26,000 and $116,000, respectively. For the years ended December 31, 1996 and 1995, proceeds from the sales of securities held to maturity that were sold within three months of maturity amounted to $29,973,000 and $59,782,000, respectively. These sales have been included in the Statement of Cash Flows as maturities. Gross realized gains on these sales amounted to $61,000 and $4,000, respectively, and gross realized losses amounted to $4,000 and $93,000, respectively.

Mortgage-backed investments consist of adjustable-rate collateralized mortgage obligations and fixed-rate participation certificates guaranteed by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Government National Mortgage Association.

In November 1995, the FASB issued guidance allowing a one-time reassessment of an entity's investment classifications during the period November 15, 1995 to December 31, 1995. As a result, the amortized cost of securities held to maturity that were transferred to available for sale amounted to $26,987,000 and the related unrealized loss amounted to $206,000.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.    LOANS

A summary of the balances of loans follows:

                                                                 December 31,
                                                     -------------------------------------
                                                          1996                 1995
                                                     ----------------     ----------------
                                                                (In thousands)
Mortgage loans on real estate:
    Residential 1 - 4 family                           $ 380,627            $ 353,172
    Commercial                                           123,158              125,771
    Construction                                          18,155               15,341
    Second mortgages                                       1,928                2,175
    Equity lines of credit                                21,169               20,819
                                                       ---------            ---------
                                                         545,037              517,278
    Less:  Unadvanced loan funds                          (9,436)              (6,750)
                                                       ---------            ---------
                                                         535,601              510,528
                                                       ---------            ---------

Other loans:
    Commercial                                            11,014                9,075
    Personal                                               2,219                2,193
    Education and other                                   18,329               14,517
                                                       ---------            ---------
                                                          31,562               25,785
                                                       ---------            ---------

Add     Net premium on loans acquired                        354                  504
        Net deferred loan costs                              569                   73
                                                       ---------            ---------
         Total loans                                     568,086              536,890
Less allowance for loan losses                            (7,231)              (7,466)
                                                       ---------            ---------

              Loans, net                               $ 560,855            $ 529,424
                                                       =========            =========


                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.    LOANS (concluded)

An analysis of the allowance for loan losses follows:

                                                   Years Ended December 31,
                                        ------------------------------------------------
                                            1996              1995             1994
                                        -------------     -------------    -------------
                                                        (In thousands)
Balance at beginning of year             $ 7,466           $ 7,539           $ 7,007
Provision for loan losses                    215               772               583
                                         -------           -------           -------
                                           7,681             8,311             7,590
Recoveries                                   380               233               258
Loans charged-off                           (830)           (1,078)             (309)
                                         -------           -------           -------

Balance at end of year                   $ 7,231           $ 7,466           $ 7,539
                                         =======           =======           =======


At December 31, 1996 and 1995, the Bank had loans amounting to $3,439,000 and $4,321,000, respectively, which had been placed on non-accrual status. Interest not accrued on such loans at December 31, 1996 and 1995 amounted to $451,000 and $558,000, respectively, and was excluded from interest income.

The following is a summary of the recorded investment in impaired loans:

                                                                  December 31,
                                                      -------------------------------------
                                                           1996                  1995
                                                      ---------------       ---------------
                                                                 (In Thousands)
Loans with no valuation allowance                       $  870                  $  804
Loans with a corresponding valuation allowance           3,154                   3,435
                                                        ------                  ------

Total impaired loans                                    $4,024                  $4,239
                                                        ======                  ======

Corresponding valuation allowance                       $  968                  $1,705
                                                        ======                  ======

No additional funds are committed to be advanced in connection with impaired loans.

For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans amounted to $4,751,000 and $3,827,000, respectively. The Bank recognized, on a cash basis, $153,000 in 1996 and $167,000 in 1995 of interest income on impaired loans, during the period that they were impaired.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.    BANKING PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation of banking premises and equipment and their estimated useful lives follows:

                                             December 31,                   Estimated
                                     -----------------------------
                                         1996            1995             Useful Lives
                                     -------------    ------------    ----------------------
                                            (In thousands)
Banking Premises:
    Land                               $       782      $     782               -
    Buildings                                9,634          9,575         5 - 50 years
    Equipment                                6,780          4,992         3 - 25 years
                                       -----------      --------
                                            17,196         15,349
Less accumulated depreciation               (6,300)        (5,699)
                                       -----------     ---------

                                       $    10,896     $   9,650
                                       ===========     =========


Depreciation expense for the years ended December 31, 1996, 1995 and 1994 amounted to $772,000, $713,000 and $663,000, respectively.


7.    DEPOSITS

A summary of deposit balances, by type, is as follows:

                                                         December 31,
                                              -----------------------------------
                                                  1996                 1995
                                              --------------       --------------
                                                        (In thousands)
Demand                                          $ 40,124             $ 36,427
NOW                                               60,839               63,248
Regular savings                                  245,891              244,370
Money market deposits                             69,880               70,443
                                                --------             --------
          Total non-certificate accounts         416,734              414,488
                                                --------             --------

Term certificates ($100,000 or more)              46,564               39,943
Other term certificates                          328,843              337,420
                                                --------             --------
          Total term certificates                375,407              377,363
                                                --------             --------

          Total deposits                        $792,141             $791,851
                                                ========             ========


                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.    DEPOSITS (concluded)

A summary of term certificate accounts, by maturity, is as follows:

                                    December 31, 1996                        December 31, 1995
                            ----------------------------------       ----------------------------------
                                                 Weighted                                 Weighted
                                                  Average                                  Average
                               Amount              Rate                 Amount              Rate
                           ---------------    ----------------      ---------------    ----------------
                                                     (Dollars in thousands)

Within 1 year                  $247,599              5.17%           $296,287              5.64%
Over 1 year to 3 years          113,220              5.64              55,866              5.56
Over 3 years to 5 years          14,579              6.18              25,103              5.93
Over 5 years                          9              6.08                 107              5.50
                               --------                              --------

                               $375,407              5.35%           $377,363              5.65%
                               ========                              ========



8.    SHORT-TERM BORROWINGS

Short-term borrowings consist of the following:

                                                                December 31, 1996                     December 31, 1995
                                                         --------------------------------      --------------------------------
                                                                             Weighted                              Weighted
                                                                             Average                                Average
                                                           Amount              Rate               Amount             Rate
                                                        -------------     ---------------      -------------     --------------
                                                                                (Dollars in thousands)
Securities sold under agreements
    to repurchase                                         $49,584              5.99%            $20,281              5.81%
Federal Reserve Bank of Boston advances                     1,233              5.00                   -              -
Federal Home Loan Bank of Boston ("FHLBB") advances        30,000              5.56              20,000              6.03
                                                          -------                               -------

                                                          $80,817              5.82%            $40,281              5.92%
                                                          =======                               =======


Securities sold under agreements to repurchase are borrowings that mature within one year and are secured by U.S. Government obligations. (See Note 4.) The amount of securities collateralizing the agreements to repurchase remains in investment securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets. The maximum amount of repurchase agreements outstanding at any month end during 1996 was $54,840,000. The average balance of repurchase agreements for the year ended December 31, 1996 amounted to $25,047,000.

The Bank has a $2,000,000 (treasury, tax and loan) line of credit with the Federal Reserve Bank of Boston of which $767,000 was available to be advanced at December 31, 1996. The interest rate adjusts weekly and certain U.S. Government obligations have been pledged as collateral for the line of credit. (See Note 4.)

The Bank also has an available line of credit with the FHLBB at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of the Bank's total assets. All borrowings from the FHLBB are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of U.S. Government and federal agency securities.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.    LONG-TERM DEBT

Long-term debt consists of Federal Home Loan Bank of Boston advances secured by a blanket lien on qualified collateral (see Note 8), as follows:

                                    December 31, 1996                      December 31, 1995
                             --------------------------------       --------------------------------
                                                  Weighted                               Weighted
                                                  Average                                Average
       Maturity                 Amount              Rate              Amount               Rate
------------------------     -------------      -------------      -------------       -------------
                                                      (Amount in thousands)
         1996                  $      -               - %          $     3,500             4.93%
         1997                      25,047           6.23                15,047             6.50
         1998                      32,200           5.86                 3,200             5.03
         1999                       5,000           5.87                 5,000             5.87
         2000                       5,000           7.22                 5,000             7.22
         2005                         400           5.61                   400             5.61
                               ----------                          ----------

                               $   67,647           6.10%          $    32,147             6.19%
                               ==========                          ===========


10.   INCOME TAXES

Allocation of the provision for federal and state income taxes between current and deferred portions is as follows:

                                         Years Ended December 31,
                                 ------------------------------------------
                                   1996            1995            1994
                                ------------    -----------     -----------
                                              (In thousands)
Current tax provision:
    Federal                       $ 5,774        $ 5,206         $ 4,325
    State                           1,366          1,659           1,352
                                  -------        -------         -------
                                    7,140          6,865           5,677
                                  -------        -------         -------
Deferred tax benefit:
    Federal                          (240)          (306)           (264)
    State                             (55)           (96)           (121)
                                  -------        -------         -------
                                     (295)          (402)           (385)
                                  -------        -------         -------

                                  $ 6,845        $ 6,463         $ 5,292
                                  =======        =======         =======


                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.   INCOME TAXES (continued)

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                         Years Ended December 31,
                                                   --------------------------------------
                                                    1996           1995          1994
                                                  ----------     ---------     ----------

Statutory rates                                     34.0%          34.0%         34.0%
Increase (decrease) resulting from:
    State taxes, net of federal tax benefit          5.0            6.6           6.0
    Other, net                                        .6             .1           (.9)
                                                    ----           ----          ----

Effective tax rates                                 39.6%          40.7%         39.1%
                                                    ====           ====          ====


The components of the net deferred tax asset, included in other assets, are as follows:

                                          December 31,
                                  ------------------------------
                                     1996             1995
                                  ------------    --------------
                                         (In thousands)
Deferred tax assets:
    Federal                         $ 4,175         $ 3,616
    State                             1,629           1,584
                                    -------         -------
                                      5,804           5,200
Valuation reserve on assets               -             (67)
                                    -------         -------
                                      5,804           5,133
                                    -------         -------

Deferred tax liabilities:
    Federal                          (1,774)         (2,253)
    State                              (601)           (729)
                                    -------         -------
                                     (2,375)         (2,982)
                                    -------         -------

Net deferred tax asset              $ 3,429         $ 2,151
                                    =======         =======


                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.   INCOME TAXES (concluded)

The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:

                                                                              December 31,
                                                                       ---------------------------
                                                                          1996            1995
                                                                       -----------     -----------
                                                                             (In thousands)

Cash basis of accounting                                                $   55         $   617
Investments:
    Net unrealized (gain) loss on securities available for sale            195            (788)
    Other                                                                 (193)           (214)
Depreciation                                                              (901)           (862)
Deferred loan fees                                                        (231)            (31)
Allowance for loan losses                                                2,465           2,472
Employee benefit plans                                                   1,128           1,040
Other                                                                      911             (16)
                                                                       -------         -------
                                                                         3,429           2,218
Valuation reserve                                                            -             (67)
                                                                       -------         -------

Net deferred tax asset                                                 $ 3,429         $ 2,151
                                                                       =======         =======

A summary of the change in the net deferred tax asset is as follows:

                                                                Years Ended December 31,
                                                        -------------------------------------------
                                                           1996            1995            1994
                                                        -----------     -----------     -----------
                                                                      (In thousands)

Balance at beginning of year                               $2,151        $ 3,915          $2,152
Deferred tax effect of the change in net unrealized
    gains and losses on securities available for sale         983         (2,166)          1,378
Deferred tax benefit for the year                             295            402             385
                                                           ------        -------          ------

Balance at end of year                                     $3,429        $ 2,151          $3,915
                                                           ======        =======          ======



The federal income tax reserve for loan losses at the Bank's base year is $8,265,000. If any portion of the reserve is used for purposes other than to absorb the losses for which established, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve only to absorb loan losses, a deferred income tax liability of $3,389,000 has not been provided.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11. COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding commitments and contingencies which are not reflected in the consolidated financial statements.

EMPLOYMENT AND SPECIAL TERMINATION AGREEMENTS

The Bank has entered into an employment agreement with the President and Chief Executive Officer that provides for a specified minimum annual compensation and the continuation of benefits currently received. However, such employment may be terminated for cause, as defined, without incurring any continuing obligations. The Bank has also entered into special termination agreements with the President and Chief Executive Officer and certain senior executives. The agreements generally provide for certain lump-sum severance payments within a three-year period following a "change in control," as defined in the agreements.

LOAN COMMITMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the consolidated balance sheet. The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

The following financial instruments were outstanding whose contract amounts represent credit risk:

                                                                 Contract Amount
                                                                 at December 31,
                                                           -----------------------------
                                                             1996               1995
                                                           ----------        -----------
                                                                    (In thousands)

Commitments to grant loans                                 $   13,607         $    4,667
Unadvanced funds on equity lines of credit                     20,479             18,760
Unadvanced funds on commercial lines of credit                  6,884              4,197


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. Funds disbursed under these financial instruments are generally collateralized by real estate, except for the commercial lines of credit which are generally secured by the business assets of the borrower.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11. COMMITMENTS AND CONTINGENCIES (concluded)

OPERATING LEASE COMMITMENTS

Pursuant to the terms of noncancelable lease agreements in effect at December 31, 1996, pertaining to banking premises and equipment, future minimum rent commitments aggregate $702,000 through the year 2000. In addition, the leases contain options to extend for periods up to fifteen years. Total rent expense for the years ended December 31, 1996, 1995 and 1994 amounted to $282,000, $270,000 and $185,000, respectively.

OTHER COMMITMENTS AND CONTINGENCIES

In January, 1997, the Bank entered into agreements to purchase two properties for business expansion totaling $1,171,000.

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will not have a material effect on the Bank's consolidated financial statements.


12. STOCKHOLDERS' EQUITY

RESTRICTIONS ON DIVIDENDS

Federal and state banking regulations place certain restrictions on dividends paid. No dividends may be paid by the Bank if such dividends would reduce the Bank's capital to a level below minimum regulatory capital requirements.

MINIMUM REGULATORY REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12. STOCKHOLDERS' EQUITY (concluded)

MINIMUM REGULATORY REQUIREMENTS (concluded)

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of December 31, 1996 are also presented in the table.

                                                                                                       Minimum
                                                                                                      To Be Well
                                                                        For Minimum               Capitalized Under
                                                                          Capital                 Prompt Corrective
                                               Actual                Adequacy Purposes            Action Provisions
                                    --------------------------   --------------------------    -------------------------
                                       Amount         Ratio         Amount         Ratio         Amount         Ratio
                                    -------------    ---------   -------------    ---------    ------------    ---------
                                                                  (Dollars in Thousands)
Total Capital                        $ 92,796           16.0%        $ 46,409       8.0%         $ 58,012         10.0%
    (to risk weighted assets)

Tier 1 Capital                          85,565          14.8            23,205      4.0             34,807         6.0
     (to risk weighted assets)

Tier 1 Capital                          85,565           8.4           40,752 -     4.0 -           50,940         5.0
    (to average assets)                                                50,940       5.0


SHAREHOLDER RIGHTS PLAN

The Bank has a Shareholder Rights Plan which distributed one preferred stock purchase right for each outstanding share of common stock. Such rights only become exercisable, or transferable apart from the common stock, ten business days after a person or group acquires beneficial ownership of, or commences a tender or exchange offer for, 15% or more of the Bank's common stock, or the declaration by the Board of Directors that any person is an Adverse Person. Each right may then be exercised to acquire one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock at an exercise price of $90, subject to adjustment. If the Bank is acquired in a merger or other business combination transaction, or 50% of the Bank's assets or earning power is sold, the rights entitle holders to acquire common stock of the Acquiring Person having a value twice the exercise price of the rights. The rights may be redeemed in whole by the Bank at $.01 per right at any time prior to (i) the declaration of a person as an Adverse Person, (ii) the tenth day following public announcement that a 15% position has been acquired, or (iii) the occurrence of a merger or other business combination. The rights will expire on September 22, 2003.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13. EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Bank provides basic and supplemental pension benefits for eligible employees through the Savings Banks Employees Retirement Association Pension Plan. Each employee reaching the age of 21 and having completed at least 1,000 hours of service in one twelve-month period beginning with such employee's date of employment, or any anniversary thereof, automatically becomes a participant in the pension plan. Participants are fully vested after three years of such service.

Net periodic pension expense for the plan years ended October 31, 1996, 1995 and 1994 consisted of the following:

                                                     1996         1995          1994
                                                     ----         ----          ----

                                                              (In thousands)

Service cost - benefits earned during the year       $ 514        $ 395        $ 427
Interest cost on projected benefits                    305          283          276
Actual return on plan assets                          (503)        (544)        (201)
Net amortization and deferral                          (19)         (19)         (19)
Net (gain) loss                                        218          292          (51)
                                                     -----        -----        -----

                                                     $ 515        $ 407        $ 432
                                                     =====        =====        =====

Total pension expense for the years ended December 31, 1996, 1995 and 1994 amounted to $540,000, $402,000 and $432,000, respectively.

According to the Association's actuary, a reconciliation of the funded status of the plan is as follows:

                                                                October 31,
                                                                 -----------
                                                            1996                 1995
                                                            ----                 ----
                                                                 (In thousands)
Plan assets at fair value                                 $ 3,994               $ 3,334
Projected benefit obligation                                4,180                 4,355
                                                          -------               -------
Excess of projected benefit obligation over plan as          (186)               (1,021)
Unamortized net surplus since adoption of SFAS No 87         (284)                 (303)
Unrecognized net gain                                      (1,431)                 (443)
                                                          -------               -------

Accrued pension liability                                  $(1,901)             $(1,767)
                                                           =======              =======

The accumulated benefit obligation (substantially all vested) at October 31, 1996 amounted to $2,613,000, which was less than the fair value of plan assets at that date.

For the plan years ended October 31, 1996, 1995 and 1994, actuarial assumptions include an assumed discount rate on benefit obligations of 7.50%, 7.00% and 8.00%, respectively, and an expected long-term rate of return on plan assets of 8.00%, 8.00% and 7.00%, respectively. An annual salary increase of 5% was utilized for all years.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13. EMPLOYEE BENEFIT PLANS (concluded)

401(k) PLAN

As of November 1, 1994, the Bank adopted a 401(k) plan. The plan provides for voluntary contributions by participating employees ranging from 1 percent to 15 percent of their compensation, subject to certain limits based on federal tax laws. Each employee reaching the age of 21 and having completed at least 1,000 hours of service in one twelve-month period beginning with such employee's date of employment, or any anniversary thereof, becomes eligible to participate in the plan. The Bank may choose to match a portion of the employees' contributions. During the years ended December 31, 1996 and 1995, the Bank made matching contributions equal to twenty-five percent (25%) of the first six percent (6%) of annual compensation contributed to the plan. For the years ended December 31, 1996 and 1995, expense attributable to the Plan amounted to $69,000 and $75,000, respectively.

INCENTIVE PLAN

The Bank has an executive incentive plan whereby all management executives are eligible to receive a bonus, proportionate to their respective salary, if the Bank meets or exceeds certain base standards. The structure of the plan is reviewed on an annual basis by a designated committee, and performance goals are then established. Incentive compensation expense amounted to $101,000, $181,000 and $338,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

EXECUTIVE SUPPLEMENTAL BENEFIT AGREEMENT

The Bank has entered into a supplemental executive retirement plan with its President, effective November 1, 1994. The agreement is designed to provide the benefits lost under defined benefit plans due to the reduction in the IRC compensation ceiling effective November 1, 1994. The present value of future benefits is being accrued over the term of employment. Supplemental compensation expense for the years ended December 31, 1996 and 1995 amounted to $36,000 and $42,000, respectively.


14.  STOCK OPTION PLANS

The Bank has stock option plans, for the benefit of directors, officers and full-time employees, covering 736,000 shares of common stock under the 1986 Stock Option Plan and 200,000 shares of common stock under the 1993 Stock Option Plan. Both "Incentive Stock Options" and "Non-qualified Stock Options" may be granted under the plans, with a maximum option term of ten years. Under the terms of the plans, stock options may be granted as determined appropriate by the Option Committee of the Board of Directors, and will have an exercise price equal to, or in excess of, the fair market value of a share of common stock of the Bank on the date the option is granted. The Bank applies APB Opinion 25 and related interpretations in accounting for the plans. (See Note 1.) The plans also permit the inclusion of stock appreciation rights ("SARs") in any option granted which would permit the optionee to surrender an option (or portion thereof) for cancellation and to receive cash or common stock equal to the excess, if any, of the then fair market value of the common stock subject to such option or portion thereof over the option exercise price. No SARs have been granted to date.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.  STOCK OPTION PLANS (concluded)

Stock option activity under the plans is as follows:

                                                                           Years Ended December 31,
                                        -------------------------------------------------------------------------------------------
                                                   1996                             1995                             1994
                                        ----------------------------    ------------------------------   --------------------------
                                                          Weighted                         Weighted                        Weighted
                                                          Average                           Average                         Average
                                                         Exercise                          Exercise                        Exercise
                                          Amount           Price           Amount           Price           Amount          Price
                                        ------------    ------------    -------------    -------------   -------------    ----------
Shares under option:
  Outstanding at beginning of year        453,634     $    8.90           482,034        $    8.71           446,644     $    6.23
  Granted                                  12,000         22.13             6,000            18.09            94,590         18.25
  Cancelled                                    --         --               (7,000)           17.38              (600)         6.13
  Exercised                              (111,458)         5.48           (27,400)            5.47           (58,600)         5.23
                                         --------          ----           -------             ----           -------          ----

  Outstanding at end of year              354,176         10.42           453,634             8.90           482,034          8.71
                                          =======         =====           =======             ====           =======          ====

  Exercisable at end of year              315,299          9.33           377,980             7.35           330,228          5.87
                                          =======          ====           =======             ====           =======          ====

Information pertaining to options outstanding at December 31, 1996 is as follows:

                                                        Options Outstanding                       Options Exercisable
                                           -----------------------------------------------    ----------------------------
                                                                Weighted
                                                                 Average        Weighted                        Weighted
                                                                Remaining        Average                         Average
                 Range of                     Number          Contractual      Exercise         Number         Exercise
              Exercise Prices                Outstanding          Life            Price        Exercisable        Price
              ---------------              ---------------    -------------    -----------   --------------    -----------

              $5.19 -  $6.13                    154,700          4.1 years      $   5.26          154,700     $    5.26
              $7.63 - $10.88                     90,886          5.7                9.50           90,886          9.50
             $12.25 - $14.44                     16,000          7.1               13.99           11,200         13.81
             $17.25 - $19.44                     77,590          7.6               18.83           54,313         18.83
             $20.75 - $25.75                     15,000          9.4               22.05            4,200         21.04
                                           ------------                                      -----------

    Outstanding at end of year                  354,176         5.6 years       $  10.42          315,299     $    9.33
                                        ===============                                      ===========


15.  EMPLOYEES' STOCK OWNERSHIP PLAN

The Bank has an Employees' Stock Ownership Plan ("ESOP") for the benefit of each employee that has reached the age of 21 and has completed at least 500 hours of service with the Bank in the previous twelve-month period. The Bank may contribute to the ESOP cash or shares of common stock as voted by the Board of Directors, not to exceed the maximum amount deductible for federal income tax purposes. At December 31, 1996, the ESOP held 258,794 shares, all of which have been allocated to participants. Dividends on all shares held by the ESOP are allocated to participants on a pro rata basis.

The ESOP previously had a loan agreement with a third-party lender whereby $1,500,000 was borrowed for the purpose of purchasing additional shares of the Bank's common stock. Shares purchased with loan proceeds were held in a suspense account and released for allocation to participants as the loans were repaid. The loan provided for quarterly interest payments and varying annual principal payments. The principal balance was fully paid during 1994. Total compensation and interest expense applicable to the ESOP amounted to $465,000 for the year ended December 31, 1994.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and short-term instruments approximate fair values.

Investment securities: Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans (e.g., commercial real estate and investment property, mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The fair values disclosed for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date which is the carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings: The carrying amounts of short-term borrowings maturing within 90 days approximate their fair values. Fair values of other borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

Off-balance-sheet instruments: Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing, and are not material.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

The estimated fair values, and related carrying amounts, of the Bank's financial instruments are as follows:

                                                                                 December 31,
                                                             -----------------------------------------------------
                                                                               1996                1995
                                                             ------------------------    -------------------------
                                                              Carrying       Fair         Carrying        Fair
                                                               Amount       Value          Amount        Value
                                                             -----------  -----------    -----------   -----------
                                                                                (In thousands)
Financial assets:
   Cash and cash equivalents                                  $   16,429   $   16,429     $   28,770    $   28,770
   Investment securities                                         424,966      425,221        363,599       365,865
   Loans, net                                                    560,855      558,971        529,424       529,620
   Accrued interest receivable                                     9,291        9,291          7,877         7,877

Financial liabilities:
   Deposits                                                      792,141      791,875        791,851       792,995
   Short-term borrowings                                          80,817       80,817         40,281        40,298
   Long-term debt                                                 67,647       67,997         32,147        32,710
   Accrued interest payable                                          851          851            504           504

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


17. QUARTERLY DATA (UNAUDITED)

A summary of consolidated operating results on a quarterly basis is as follows:

                                                                          Year Ended December 31, 1996
                                                        -------------------------------------------------------------
                                                            Fourth          Third           Second            First
                                                            Quarter        Quarter          Quarter          Quarter
                                                          -----------    -----------      -----------     ------------
                                                                      (In thousands, except per share data)

Interest and dividend income                                $ 17,764        $ 17,139        $ 16,992        $ 16,816
Interest expense                                              (9,598)         (9,091)         (8,979)         (8,794)
                                                            --------        --------        --------        --------

Net interest income                                            8,166           8,048           8,013           8,022
Provision for loan losses                                        (20)            (45)            (90)            (60)
                                                            --------        --------        --------        --------

Net interest income, after provision for  loan losses          8,146           8,003           7,923           7,962
Other income                                                     920             742             759             894
Operating expenses                                            (4,549)         (4,595)         (4,514)         (4,417)
                                                            --------        --------        --------        --------

Income before income taxes                                     4,517           4,150           4,168           4,439

Provision for income taxes                                    (1,825)         (1,646)         (1,632)         (1,742)
                                                            --------        --------        --------        --------

Net income                                                  $  2,692        $  2,504        $  2,536        $  2,697
                                                            ========        ========        ========        ========

Earnings per share:
  Primary                                                   $   0.57        $   0.53        $   0.54        $   0.57
                                                            ========        ========        ========        ========
  Fully diluted                                             $   0.57        $   0.53        $   0.54        $   0.57
                                                            ========        ========        ========        ========

                                                                            Year Ended December 31, 1995
                                                           ---------------------------------------------------------
                                                             Fourth          Third          Second            First
                                                             Quarter         Quarter        Quarter          Quarter
                                                           -----------     -----------    -----------      ----------
                                                                        (In thousands, except per share data)

Interest and dividend income                                 $ 16,563        $ 16,290        $ 16,159        $ 15,393
Interest expense                                               (8,771)         (8,618)         (8,101)         (7,234)
                                                             --------        --------        --------        --------

Net interest income                                             7,792           7,672           8,058           8,159
Provision for loan losses                                        (130)           (200)           (196)           (246)
                                                             --------        --------        --------        --------

Net interest income, after  provision for  loan losses          7,662           7,472           7,862           7,913
Other income                                                      813             822             866             645
Operating expenses                                             (4,508)         (4,289)         (4,917)         (4,455)
                                                             --------        --------        --------        --------

Income before income taxes                                      3,967           4,005           3,811           4,103

Provision for income taxes                                     (1,651)         (1,551)         (1,551)         (1,710)
                                                             --------        --------        --------        --------

Net income                                                   $  2,316        $  2,454        $  2,260        $  2,393
                                                             ========        ========        ========        ========

Earnings per share:
  Primary                                                    $   0.49        $   0.52        $   0.49        $   0.52
                                                             ========        ========        ========        ========
  Fully diluted                                              $   0.49        $   0.52        $   0.49        $   0.52
                                                             ========        ========        ========        ========

                                    PART III


ITEM 9.  DIRECTORS AND PRINCIPAL OFFICERS OF THE BANK

DIRECTORS OF THE BANK:

The response to this item is incorporated by reference from the discussion under the captions entitled "Directors" and "The Board of Directors and its Committees" in the Proxy Statement.

PRINCIPAL OFFICERS OF THE BANK:

Arthur H. Meehan, age 61, is President and Chief Executive Officer of the Bank and Chairman of the Board of Directors. Mr. Meehan commenced his employment with the Bank in February 1992. Prior to this date, Mr. Meehan served as Executive Vice President of the Bank of New England Corporation.

George A. Bargamian, age 48, is Senior Vice President of the Bank. He was hired by the Bank as Director of Marketing in 1988, and was promoted to Vice President and Senior Vice President of the Bank during 1988. Mr. Bargamian formerly served as Assistant Vice President of Marketing for First Mutual of Boston.

Eric B. Loth, age 54, is Senior Vice President of the Bank. Mr. Loth commenced his employment with the Bank at this level in August 1994. Prior to this date, Mr. Loth served as Vice President of Lending at Sterling Bank in Waltham, Massachusetts.

William F. Rivers, age 41, is Senior Vice President of the Bank. He has been with the Bank since 1974, serving as Assistant Treasurer from 1980-1985, and as Vice President from 1985-1989.

Phillip W. Wong, age 47, is Senior Vice President and Chief Financial Officer of the Bank. Mr. Wong commenced his employment with the Bank at this level in December 1992. Prior to this date, Mr. Wong served as Chief Financial Officer of Guaranty-First Trust Co. in Waltham, Massachusetts.

FAMILY RELATIONSHIPS AND INVOLVEMENTS IN CERTAIN LEGAL PROCEEDINGS

The response to this item is incorporated by reference from the discussion under the caption, "Relationships and Transactions with the Bank", in the Proxy Statement. The directors and officers had no involvement in any material legal proceedings.


ITEM 10.  MANAGEMENT COMPENSATION AND TRANSACTIONS

The response to this item is incorporated by reference from the discussion under the caption entitled "Executive Compensation" in the Proxy Statement and the discussion concerning Section 16 Compliance therein.

                          INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
MEDFORD SAVINGS BANK:


Under date of January 24, 1997, we reported on the consolidated balance sheets of Medford Savings Bank as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which are included in this Form F-2. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules III and V included in this Form F-2. These financial statement schedules are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, such schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.



/s/ Wolf & Company, P.C.


Boston, Massachusetts
January 24, 1997

                              MEDFORD SAVINGS BANK

                                  SCHEDULE III

                      LOANS AND LEASE FINANCING RECEIVABLES

                                                                      December 31,
                                                               -----------------------------
                                                                    1996           1995
                                                               -------------    ------------
                                                                       (In thousands)

Loans secured by real estate:
    Construction and land development                             $  8,719       $  8,591
    Secured by farm land                                                --             --
    Secured by 1-4 family residential properties                   404,078        376,670
    Secured by multifamily residential properties                   28,603         27,754
    Secured by nonfarm, nonresidential properties                   94,555         98,017
Loans to depository institutions                                        --             --
Loans to finance agricultural production and other
    loans to farmers                                                    --             --
Commercial and industrial loans (1)                                 11,014          9,075
Loans to individuals for households, family and other
    personal expenditures:
        Credit card and related plans                                  722            700
        Other                                                       19,826         16,010
Loans to foreign governments and official institutions                  --             --
Obligations (other than securities) of states and political
    subdivisions in the U.S.                                            --             --
Other loans                                                             --             --
                                                                  --------       --------
                                                                   567,517        536,817
               Deferred loan costs                                     569             73
                                                                  --------       --------

                                                                  $568,086       $536,890
                                                                  ========       ========

(1) All commercial loans are to U.S. addresses

                              MEDFORD SAVINGS BANK

                                   SCHEDULE V

        INVESTMENTS IN, INCOME FROM DIVIDENDS, AND EQUITY IN EARNINGS OR
                 LOSSES OF SUBSIDIARIES AND ASSOCIATED COMPANIES

                                                                                         For the Year Ended
                                              At December 31, 1996                      December 31, 1996
                                 -----------------------------------------------   -----------------------------
                                 Percent of                         Equity in
                                   Voting                           Underlying        Amount           Bank's
                                   Stock            Total              Net              of            Share of
                                   Owned          Investment          Assets         Dividends       Earnings (1)
                                 -----------    --------------    --------------   -------------    ------------
Name of Issuer                                                     (In thousands)
Medford Securities Corporation      100%         $      107,825    $      107,825   $         --    $       4,484
                                 ===========    ==============    ==============   =============    ============

                                                                                        For the Year Ended
                                              At December 31, 1995                      December 31, 1995
                                 -----------------------------------------------   -----------------------------
                                 Percent of                         Equity in
                                   Voting                           Underlying        Amount           Bank's
                                   Stock            Total              Net              of            Share of
                                   Owned          Investment          Assets         Dividends       Earnings (1)
                                 -----------    --------------    --------------   -------------    ------------
Name of Issuer                                                   (In thousands)

Medco Realty, Inc. (2)                   100%   $          130    $          130   $          --    $        157
                                 ===========    ==============    ==============   =============    ============
Medford Securities Corporation           100%   $      103,834    $      103,834   $          --    $      2,126
                                 ===========    ==============    ==============   =============    ============


                                                                                        For the Year Ended
                                              At December 31, 1994                      December 31, 1994
                                 -----------------------------------------------   -----------------------------
                                 Percent of                         Equity in
                                   Voting                           Underlying        Amount           Bank's
                                   Stock            Total              Net              of            Share of
                                   Owned          Investment          Assets         Dividends       Earnings (1)
                                 -----------    --------------    --------------   -------------    ------------
Name of Issuer                                                   (In thousands)

Medco Realty, Inc.                       100%   $          (27)   $          (27)  $          --    $        132
                                 ===========    ==============    ==============   =============    ============



(1)  Exclusive of income tax effect.
(2) Medco Realty, Inc. was dissolved in January 1996 and the Bank acquired all of its assets and liabilities.

                                     PART IV

ITEM 11.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM F-3

(a)      CONTENTS:

         (1)      Financial Statements: All Financial Statements are included as
                  Part II, Item 8 of this Report.

         (2) Financial Statement Schedules: Schedules I, IV and VI are omitted because the required information is contained in or may be obtained from the consolidated financial statement or notes thereto included as Item 8 of this Report. Schedule II is omitted because it is not applicable. Schedules III and V are set forth in this Item 11 of this Report.

         (3) No new exhibits required by Item 11(c) are being filed with this report.

(b)      REPORTS ON FORM F-3:  None filed during the fourth quarter of 1996.

(c)      EXHIBITS:

         (1)      Articles of Incorporation and Bylaws

                  (a) Amended and Restated Articles of Incorporation of Medford Savings Bank**
                  (b)      Amended and Restated Bylaws of Medford Savings Bank**

         (2)      Instruments Defining the Rights of Security Holders

                  (a) Amended and Restated Articles of Incorporation of Medford Savings Bank**
                  (b)      Amended and Restated Bylaws of Medford Savings Bank**
                  (c) Specimen Certificate of Medford Savings Bank's Common Stock, $.50 per value per share**
                  (d) Shareholder Rights Agreement dated September 22, 1993 by and between the Bank and State Street Bank and Trust Co., as Rights Agent***

         (3)      Material Contracts
                  (a)      Stock Option Plans:
                           (i)      Medford Savings Bank 1986 Stock Option
                                    Plan**
                           (ii)     Medford Savings Bank 1993 Stock Option
                                    Plan**

              (b)  Employment Agreement with Arthur H. Meehan**

              (c)  Termination Agreements

                           (i)      Termination Agreement with Arthur H.
                                    Meehan**
                           (ii)     Termination Agreement with William F.
                                    Rivers**
                           (iii)    Termination Agreement with George A.
                                    Bargamian**
                           (iv)     Termination Agreement with Joseph S.
                                    Winning**
                           (v)      Termination Agreement with Phillip W. Wong**
                           (vi)     Termination Agreement with Eric B. Loth*

              (d)  Executive Supplemental Benefit Agreements

                           (i) Executive Supplemental Benefit Agreement with Thomas F. O'Connor**
                           (ii) Supplemental Executive Retirement Plan with Arthur H. Meehan*

              (e)  Deferred Investment Plan for Outside Directors**

* Filed pursuant to Item 11 of the Annual Report for the fiscal year ended December 31, 1994, previously filed with the FDIC.
** Filed pursuant to Item 11 of the Annual Report for the fiscal year ended December 31, 1993, previously filed with the FDIC.
*** Filed as Exhibit 1 to the Registration Statement on Form F-10 filed with the FDIC on September 27, 1993.

         (4)      Statement Regarding Computation of Per Share Earnings

                  Such computation can be clearly determined from the material contained in this Annual Report on Form F-2.

         (5)      Statement Regarding Computation of Ratios

                  As the Bank does not have any debt securities registered under
                  Section 12 of the Act, no ratio of earnings to fixed charges appears in this Annual Report on Form F-2.

         (6)      Annual Report to Security Holders

                  The Medford Savings Bank 1996 Annual Report is furnished only for the information of the FDIC and is not deemed to be filed herewith.

         (7)      Letter Regarding Change in Accounting Principles

                  None.

         (8)      Previously Unfiled Documents

                  None.

         (9) List of all Subsidiaries of the Bank, the State or Other Jurisdiction of Incorporation or Organization of each, and the Names under which such Subsidiaries do Business

                  Medford Securities Corporation
                  - Incorporated in Massachusetts

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                          MEDFORD SAVINGS BANK


                          By:  /s/Arthur H. Meehan
                              ------------------------------------------------
                                  Arthur H. Meehan
                                  Chairman, President, Chief Executive Officer
                                  and Director

                          Date:         February 25, 1997


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Bank and in the capacities and on the dates indicated.

/s/Arthur H. Meehan                              Chairman, President, Chief                 February 25, 1997
-----------------------                          Executive Officer and Director
Arthur H. Meehan


/s/Phillip W. Wong                                Senior Vice President                     February 25, 1997
-----------------------                           and Chief Financial Officer
Phillip W. Wong


/s/Edward D. Brickley                             Director                                  February 25, 1997
-----------------------
Edward D. Brickley


/s/David L. Burke                                 Director                                  February 25, 1997
-----------------------
David L. Burke


-----------------------                           Director                                  February 25, 1997
Paul J. Crowley


/s/Mary L. Doherty                                Director                                  February 25, 1997
-----------------------
Mary L. Doherty


-----------------------                           Director                                  February 25, 1997
Edward J. Gaffey


/s/Andrew D. Guthrie, Jr.                         Director                                  February 25, 1997
-----------------------
Andrew D. Guthrie, Jr.


/s/Robert A. Havern, III                          Director                                  February 25, 1997
-----------------------
Robert A. Havern, III


/s/Hugh J. MacIsaac                               Director                                  February 25, 1997
-----------------------
Hugh J. MacIsaac


/s/Eugene R. Murray                               Clerk and Director                        February 25, 1997
-----------------------
Eugene R. Murray


/s/Francis D. Pizzella                            Director                                  February 25, 1997
-----------------------
Francis D. Pizzella



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